UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _)

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PENN VIRGINIA CORPORATION
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PENN VIRGINIA CORPORATION

16285 Park Ten Place
Suite 500
Houston, Texas 77084

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Penn Virginia Corporation (the “Company”) to be held at the Omni Hotel at 13210 Katy Freeway, Houston, Texas, on Wednesday, July 31, 2019, at 11:00 a.m., Central time, to consider and act on the following matters:

1.	The election of five directors named in this Proxy Statement, each to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;
2.	An advisory vote to approve the compensation of our named executive officers;
3.	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2019;
4.	Approval of the Penn Virginia Corporation 2019 Management Incentive Plan; and
5.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on June 25, 2019 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or continuation thereof.

A majority in voting power of the outstanding shares of common stock of the Company (“Common Stock”) must be present in person or represented by proxy at the Annual Meeting to constitute a quorum. Therefore, all shareholders are urged to attend the Annual Meeting or to be represented by proxy.

A copy of the Company’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2018, is being mailed to shareholders together with this Notice.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the accompanying envelope or vote your proxy using the Internet. If you later find that you will be present at the meeting and wish to vote in person or for any other reason desire to revoke your proxy, you may revoke your proxy at any time before the voting at the Annual Meeting.

By Order of the Board of Directors

/s/ Katherine Ryan
Katherine Ryan
Corporate Secretary
Houston, Texas
July 1, 2019

i

ii

PENN VIRGINIA CORPORATION

PROXY STATEMENT
Annual Meeting of Shareholders
To Be Held on July 31, 2019

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Penn Virginia Corporation, which is referred to in this Proxy Statement as the “Company,” “we,” “us” or “our,” in connection with the solicitation by or on behalf of the Board of Directors of the Company, or the “Board,” of proxies to be voted at the Annual Meeting of Shareholders, or the “Annual Meeting,” to be held at 11:00 a.m., Central time, on Wednesday, July 31, 2019 and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at the Omni Hotel at 13210 Katy Freeway, Houston, Texas. This Proxy Statement and the accompanying proxy card are first being mailed on or about July 1, 2019. Our principal executive offices are located at 16285 Park Ten Place, Suite 500, Houston, Texas 77084.

Record Date and Voting Rights

Only holders of record of shares of our common stock, par value $0.01 per share (“Common Stock”) at the close of business on June 25, 2019 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 15,107,265 shares of our Common Stock.

Holders of our Common Stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the Annual Meeting.

Quorum and Adjournments

The presence, in person or by proxy, of shareholders holding a majority in voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for all matters considered at the Annual Meeting. If a quorum is not present at the Annual Meeting, the holders of a majority of the shares of our Common Stock entitled to vote who are present or represented by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, under our Bylaws, our Chairman has the power to adjourn the Annual Meeting for any reason from time to time without notice, other than an announcement of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting.

Votes Required

Directors will be elected (Proposal No. 1) by a plurality of the votes cast at the Annual Meeting. With respect to the election of directors, you may vote “for” all nominees for the Board or you may “withhold” authority to vote for one or more nominees. A “withhold” vote will count for purposes of determining if a quorum is present at the Annual Meeting; however, it will not count as a vote “for” or “against” a director because directors are elected by plurality voting and, therefore, will not affect the outcome of the vote on this proposal.

The advisory vote to approve the compensation of our named executive officers (Proposal No. 2) is only advisory in nature and has no binding effect on us or our Board. Our Board will consider the say-on-pay vote approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal. On this proposal, you may vote “for,” “against” or “abstain.” An abstention will count for purposes of determining if a quorum is present at the Annual Meeting; however, because an abstention is not counted as a vote cast, it will not affect the outcome of the vote on this proposal.

Ratification of Grant Thornton LLP, or “Grant Thornton” as our independent registered public accounting firm for the fiscal year ended December 31, 2019 (Proposal No. 3) requires that the votes cast “for” the proposal exceed the votes cast “against” the proposal. On this proposal, you may vote “for,” “against” or “abstain.” An abstention will count for purposes of determining if a quorum is present at the Annual Meeting; however, because an abstention is not counted as a vote cast, it will not affect the outcome of the vote on this proposal.

Approval of the Penn Virginia Corporation 2019 Management Incentive Plan (Proposal No. 4) requires that the votes cast “for” the proposal exceed the votes cast “against” the proposal. On this proposal, you may vote “for,” “against” or “abstain.” An abstention will count for purposes of determining if a quorum is present at the Annual Meeting; however, because an abstention is not counted as a vote cast, it will not affect the outcome of the vote on this proposal.

Broker Non-Votes

Brokers who hold shares in street name for customers are required to vote those shares as the customers instruct. Under applicable rules, brokers are permitted to vote on “routine” matters even if they have not received voting instructions from their customers, but they are not permitted to vote on “non-routine” matters absent specific voting instructions from their customers. A “broker non-vote” occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares.

The election of directors (Proposal No. 1), the advisory vote to approve the compensation of our named executive officers (Proposal No. 2) and the approval of the Penn Virginia Corporation 2019 Management Incentive Plan (Proposal No. 4) are considered non-routine matters under applicable rules. Consequently, brokers may not vote uninstructed shares on any of these proposals, and there may be broker non-votes on these proposals. Broker non-votes will have no effect on the outcome of Proposal No. 1, Proposal No. 2 and Proposal No. 4. The ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2019 (Proposal No. 3) is considered a routine matter under applicable rules. Consequently, brokers may vote uninstructed shares on this proposal, and we do not expect any broker non-votes on this proposal. Broker shares that are voted on any matter at the Annual Meeting will be included in determining the number of shares present for purposes of determining whether a quorum is present at the Annual Meeting. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the Annual Meeting.

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You can also vote via the Internet. If you desire to vote via the Internet, instructions for using this service are provided on the proxy card. If you desire to vote by mail, you should mark your votes on the proxy card and date, sign and promptly return the proxy card in the accompanying envelope.

Beneficial Owners

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. See “Broker Non-Votes” above.

Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Voting in Person

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in a brokerage account or by another nominee may be voted in person only if you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you are a registered holder and properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the election of each of the five nominees for the Board (Proposal No. 1), “FOR” the resolution to approve the compensation of our named executive officers (Proposal No. 2), “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2019 (Proposal No. 3), “FOR” approval of the Penn Virginia Corporation 2019 Management Incentive Plan (Proposal No. 4) and in accordance with the discretion of the proxy holders with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement. If we propose to adjourn the Annual Meeting, proxy holders will vote all shares for which they have voting authority in favor of adjournment. The Board knows of no matters other than those stated in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement to be presented for consideration at the Annual Meeting.

Revocation of Proxy

A shareholder executing and returning a proxy may revoke it at any time before it is exercised at the Annual Meeting by giving written notice of the revocation to our Corporate Secretary or by executing and delivering to our Corporate Secretary a later dated proxy. Attendance at the Annual Meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to our Corporate Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Written notices to us must be addressed to Penn Virginia Corporation, Attention: Corporate Secretary, 16285 Park Ten Place, Suite 500, Houston, Texas 77084. No revocation by written notice will be effective unless such notice has been received by our Corporate Secretary prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

Proxy Solicitation

The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying materials, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some of our officers and employees may solicit proxies personally or by telephone, mail or other methods of communication and will not be compensated additionally therefor.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

Five directors have been nominated by the Board for election at the Annual Meeting, all of whom are current directors of the Company. Detailed information on each nominee is provided below. The nominees, if elected, will serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Although all nominees have consented to serve if elected, if any nominee should ultimately decline or be unable to serve, the Board will, if practicable, designate a substitute nominee, and the persons named in the accompanying proxy card will vote for each such substitute nominee. Mr. V. Frank Pottow, who was identified to us by a third party search firm, joined the Board in September 2018 and Mr. Brian Steck, who was known to us through his affiliation with Mangrove Partners, one of our shareholders, joined the Board in April 2019. We have no reason to believe that any nominee will decline or be unable to serve.

Information Regarding Nominees for Election as Directors

The following table sets forth certain information regarding the nominees for election as directors:

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

John A. Brooks, age 58
Mr. John A. Brooks has served on the Board and as President and Chief Executive Officer (“CEO”) of the Company since August 2017. Mr. Brooks had previously served in several management roles for Penn Virginia, including as Interim Principal Executive Officer of Penn Virginia Corporation from September 2016 to August 2017, as Executive Vice President and Chief Operating Officer from January 2014 to August 2017, as Executive Vice President, Operations from February 2013 to January 2014, Senior Vice President from February 2012 to February 2013 and Vice President from May 2008 to February 2012 and as Penn Virginia Oil & Gas Corporation’s Vice President and Regional Manager from October 2007 to February 2012, Operations Manager from January 2005 to October 2007 and Drilling Manager from February 2002 to January 2005. Mr. Brooks received his B.S. in Petroleum Engineering from the University of Texas at Austin in 1984. The Board believes that Mr. Brooks’ experience in the exploration and production industry and detailed knowledge of our operations lends critical support to the Board’s decision making process.
2017

Darin G. Holderness, age 55
Mr. Darin G. Holderness, CPA has served on the Board since September 2016 and as Chairman of the Board since February 2018. Mr. Holderness was the Senior Vice President, Chief Financial Officer and Treasurer of Concho Resources Inc., an oil and gas exploration and development company, until May 2016. Mr. Holderness has over 20 years of experience in the energy sector, including nine years with KPMG LLP where his practice was focused in the energy industry, and over 17 years in the industry in increasing roles of responsibility, including serving as Vice President and Controller of Pure Resources, Inc., Vice President and Chief Financial Officer of Basic Energy Services, Inc., Vice President and Chief Accounting Officer of Pioneer Natural Resources Company, and most recently as Senior Vice President and Chief Financial Officer of Eagle Rock Energy Partners, L.P. Mr. Holderness is a 1986 graduate of Boise State University with a Bachelor of Business Administration in Accounting and is a Certified Public Accountant. The Board believes that Mr. Holderness’ prior experience as an executive and his past audit, accounting and financial reporting experience provide significant contributions to our Board.
2016(1)(2)(3)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

V. Frank Pottow, age 55
Mr. V. Frank Pottow has served on the Board since September 2018. Mr. Pottow is the Co-Founder of GCP Capital Partners LLC (“GCP Capital”) and has been a Managing Director and member of the investment committee of GCP Capital and Greenhill Capital Partners since July 2002. Mr. Pottow has more than 25 years of private equity investment experience, with a focus on energy companies. Prior to GCP Capital, Mr. Pottow was a founding partner of Société Générale’s US private equity affiliate SG Capital Partners and a Principal of Odyssey Partners, L.P. Mr. Pottow graduated cum laude from The Wharton School of the University of Pennsylvania in 1986 and from Harvard Business School with high distinction as a Baker Scholar in 1990. The Board believes that Mr. Pottow’s more than 20 years’ experience with energy companies and his financial expertise provide significant contributions to our Board.
2018(1)(2)(3)

Jerry R. Schuyler, age 64
Mr. Jerry R. Schuyler has served on the Board since October 2016. Mr. Schuyler is currently interim Chief Executive Officer and Chairman of the Board of Gastar Exploration Inc. He served as Executive Vice President, Chief Operating Officer and Director of Laredo Petroleum, Inc. beginning in June 2007, was promoted to President and Chief Operating Officer in July 2008 and retired in July 2013. Mr. Schuyler served as an independent director for Yates Petroleum Corporation from December 2015 until the sale of the company in October 2016; an independent director for Rosetta Resources Inc. from December 2013 until the company was sold in July 2015 and an independent director for Gulf Coast Energy Resources, LLC from 2010 until the sale of the company in April 2015. Mr. Schuyler holds a B.S. in Petroleum Engineering from Montana College of Mineral Science and Technology and attended several graduate business courses at the University of Houston. The Board believes that Mr. Schuyler’s prior experience as an executive and director of numerous energy companies provides significant contributions to our Board.
2016(1)(2)(3)

Brian Steck, age 52
 Mr. Brian Steck has served on our Board since April 2019. Mr. Steck is a Partner and Senior Analyst at Mangrove Partners, one of our shareholders, where he has worked since 2011. Mr. Steck currently serves as Chairman of the Board and previously served as Chairman of the Nominating & Corporate Governance Committee of Bonanza Creek Energy, Inc., (Nasdaq: BCEI) where he has been a director since 2017. Through early 2011, Mr. Steck managed The Laurel Capital Group, LLC, the general partner of a hedge fund he founded in 2009. From 2006 until 2008, Mr. Steck was Head of US Equities at Tisbury Capital and from 2000 until 2005, Mr. Steck was a partner at K Capital. Prior to K Capital, Mr. Steck spent 10 years at UBS and its predecessors Swiss Bank Corporation and O’Connor & Associates. Mr. Steck received a B.S., with highest honors, from the University of Illinois at Urbana Champaign. The Board believes that Mr. Steck’s financial experience, experience as a director and experience as an investor in the energy sector provides significant contributions to our Board.
2019
(1)	Member of the Nominating & Governance Committee
(2)	Member of the Compensation & Benefits Committee
(3)	Member of the Audit Committee

Board Recommendation

The Board recommends that our shareholders vote FOR the election of the five nominees.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background

In accordance with the requirements of Section 14A of the Exchange Act, and the related rules of the SEC, we are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, or our “NEOs,” as disclosed in this Proxy Statement. This advisory vote, commonly known as a “say-on-pay” vote, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

We invite you to review carefully the “Executive Compensation” section of this Proxy Statement beginning on page 20, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain and develop employees with the appropriate experience, motivation and skills to grow an oil and natural gas exploration and production company that operates safely in an environmentally conscious, cost-efficient, and time-efficient manner and that has the ability to react to economic and other developments in a cyclical and volatile industry. We believe that our executive compensation program fulfills these objectives.

We are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

At our 2017 Annual Meeting of Shareholders, our shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve our executive compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual say-on-pay votes. Unless the Board modifies this policy, our next advisory vote on compensation following this vote will be held at our 2020 Annual Meeting of Shareholders.

The vote on this proposal is advisory, and it will not be binding on the Board or the Compensation & Benefits, or the “C&B,” Committee. Accordingly, neither the Board nor the C&B Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Board and the C&B Committee value the opinions of our shareholders, and the C&B Committee will carefully consider the outcome of the vote when making future executive compensation decisions for our NEOs.

Board Recommendation

The Board recommends that our shareholders vote FOR the approval of the resolution set forth in this proposal approving the compensation paid to our NEOs as disclosed in this Proxy Statement.

PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has appointed Grant Thornton LLP, or “Grant Thornton,” as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2019 and our internal controls over financial reporting as of December 31, 2019.

The submission of this matter for approval by shareholders is not legally required; however, the Board and Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.

Board Recommendation

The Board recommends that our shareholders vote FOR the ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2019.

PROPOSAL NO. 4
VOTE TO APPROVE THE PENN VIRGINIA 2019 MANAGEMENT INCENTIVE PLAN

Overview

We are asking our shareholders to approve the Penn Virginia Corporation 2019 Management Incentive Plan (the “Plan”). Our Board approved the Plan on June 17, 2019, and it will become effective on July 31, 2019, only if approved by the shareholders of the Company (the date of such approval, the “Effective Date”).

We currently maintain only one equity compensation plan, the Penn Virginia Corporation 2016 Management Incentive Plan (the “Prior Plan”). The following table sets forth certain information about the Plan and the Prior Plan as of June 17, 2019:

Number of shares of the Company’s common stock, par value $0.01 per share (“Shares” as used in this Proposal) being requested under the Plan	675,000	*
Number of Shares available for future awards under the Prior Plan	289,509	**
Number of Shares subject to outstanding stock options under the Prior Plan	0
Number of Shares subject to outstanding awards of restricted stock and restricted stock units (full value awards) under the Prior Plan	344,830	***
Weighted average remaining term of outstanding options under the Prior Plan	N/A
Weighted average exercise price of outstanding options under the Prior Plan	N/A
Total number of Shares outstanding as of June 17, 2019	15,107,265
*	Plus Shares remaining available for grant under the Prior Plan as of the Effective Date and certain shares subject to outstanding awards under the Prior Plan as of the Effective Date (see “Plan Summary — Shares Subject to the Plan” below).
**	No further awards will be made under the Prior Plan on or after the Effective Date.
***	Consists of 178,142 performance-based restricted stock units (assuming maximum performance) and 166,688 time-based restricted stock units.

On June 17, 2019, the closing price of a Share, as reported on the Nasdaq Global Select Market, was $29.61.

We currently anticipate that the Shares available for future awards under the Prior Plan may not be sufficient to cover equity incentives to current and prospective officers, employees, non-employee directors and other service providers of the Company and its subsidiaries through early 2020. Our Board and the C&B Committee view equity as a key component in the Company’s ability to attract, retain, and motivate key personnel and a key factor in aligning both directors’ and employees’ interests with those of our shareholders. Accordingly, our Board encourages you to vote “FOR” this Proposal No. 4. The potential dilution from the 675,000 Shares to be authorized for issuance under the Plan, for which shareholder approval is being requested, is approximately 4.5% of the Company’s outstanding Shares as of June 17, 2019. If the Plan is approved, the Company’s total potential dilution, if all shares were issued under outstanding equity incentive plans, would increase from 4.2% of the Company’s outstanding Shares as of June 17, 2019 to 8.7%.

The Company’s equity plan share usage rate over 2016, 2017 and 2018 represented a three-year average usage rate of 1.0% of our weighted average Shares outstanding for each such year, which was below the average equity plan share usage rate of our peer group.

When considering the number of Shares to request under the Plan, the C&B Committee reviewed and considered these factors, among other things, as well as our projected future Share usage. The projected future usage of Shares for awards under the Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, the Shares being requested under the Plan, as well as the Shares remaining under the Prior Plan are currently expected to satisfy the Company’s equity compensation needs for approximately two to three years. The C&B Committee is committed to effectively managing the number of Shares reserved for issuance under the Plan while minimizing shareholder dilution.

Best Practices in the Plan

We believe that the provisions of the Plan reflect the Company’s continued commitment to strong corporate governance practices in the interest of its shareholders in the following ways:

•	the Plan prohibits, other than in connection with a change in the Company’s capitalization or certain other corporate transactions, lowering the exercise price of a stock option after it is granted; cancelling a stock option that is out-of-the-money in exchange for cash or another award; cancelling a stock option in exchange for another stock option with a lower exercise price; or taking any other action with respect to a stock option that would be treated as a repricing;
•	the Plan prohibits issuing stock options with an exercise price below the fair market value of a Share on the date of grant;
•	the Plan prohibits the payment or accrual of dividends in respect of stock options;
•	the Plan prohibits the payment of dividends or dividend equivalent rights on any unvested award;
•	the Plan imposes a minimum vesting period of one year on all award types, which is applicable to 95% of the Shares covered by awards under the Plan, with accelerated vesting only permitted for such awards in the event of a participant’s death or disability or a change in control; and
•	the Plan limits the aggregate dollar value of equity-based awards (based on the grant date value) and cash compensation, whether granted under the Plan or otherwise, during any calendar year to any non-employee director to no more than $300,000, or $500,000 during any calendar year in which a director first joins the Board or serves as Chairman of the Board.

Plan Summary

The following summary of the material terms of the Plan is qualified in its entirety by reference to the full text of the Plan, which is set forth in Appendix A to this Proxy Statement.

Purpose

The purpose of the Plan is to further align the interests of participants with those of the shareholders by providing incentive compensation opportunities tied to the performance of the Shares by promoting increased ownership of Shares by such individuals. The Plan is also intended to advance the interests of the Company and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

Administration

The Plan will be administered by the C&B Committee (referred to as the “Committee” in this proposal). The Committee may delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of awards granted under the Plan, subject to the requirements of applicable law and such other limitations as the Committee determines. The Committee may also delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan.

Subject to limitations otherwise set forth in the Plan, the Committee has the authority to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including, among other things, the following:

•	to determine the eligible persons to whom, and the time or times at which, awards may be granted, the number and type of Shares or units subject to each award, the purchase price of an award (if any), the time or times at which an award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an award, the duration of the award, and all other terms of the award;
•	to provide for the extension of the exercisability of an award, accelerate the vesting or exercisability of an award, eliminate or make less restrictive any restrictions contained in an award, waive any restriction or other provision of the Plan or an award or otherwise amend or modify an award in any manner that is, in either case, not materially adverse to the participant to whom such award was granted, consented to by such participant or permitted in connection with a change in the Company’s capitalization or certain other corporate transactions (in each case, subject to the Plan’s minimum vesting provisions);

•	to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration.
•	to prescribe, amend, and rescind rules and regulations relating to the Plan.

All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties.

There are certain limitations applicable to the powers and authority of the Committee, which include the following:

•	the Plan requires a minimum vesting period of one year on all award types that is applicable to 95% of the Shares covered by awards under the Plan with accelerated vesting only permitted for such awards in the event of a participant’s death or disability or a change in control;
•	the Plan prohibits, other than in connection with a change in the Company’s capitalization or certain other corporate transactions, lowering the exercise price of a stock option after it is granted; cancelling a stock option that is out-of-the-money in exchange for cash or another award; cancelling a stock option in exchange for another stock option with a lower exercise price; or taking any other action with respect to a stock option that would be treated as a repricing; and
•	the Plan limits the aggregate dollar value of equity-based awards (based on the grant date value) and cash compensation, whether granted under the Plan or otherwise, during any calendar year to any non-employee director, for services as a director, to no more than $300,000, or $500,000 during any calendar year in which a director first joins the Board or serves as Chairman of the Board.

Eligibility

Awards may be granted to any person who is an employee, director or consultant of the Company or any of its subsidiaries. As of June 17, 2019, there were approximately 97 individuals that would be eligible to participate in the Plan, including our 3 executive officers and 4 non-employee directors. The number of eligible participants may increase over time if we experience growth.

Shares Subject to the Plan

If the Plan is approved by the shareholders at the Annual Meeting, subject to adjustment for certain changes in the Company’s capitalization, the aggregate number of Shares issuable under the Plan will be 675,000, plus (a) any Shares that remain available for grant under the Prior Plan as of the Effective Date and (b) any Shares subject to outstanding awards under the Prior Plan as of the Effective Date that on or after the Effective Date are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash. The aggregate number of Shares that may be issued pursuant to the exercise of incentive stock options granted under the Plan may not exceed 675,000.

Any Shares covered by an award granted under the Plan will not be counted against the limits set forth above unless and until such Shares are actually issued and delivered to a participant and, therefore, the total number of Shares available under the Plan as of a given date will not be reduced by Shares relating to previously granted awards that (in whole or in part) have expired or have been forfeited or cancelled, or which have been settled in cash. Shares purchased by participants for fair market value and Shares not issued or delivered as a result of the net settlement of or payment of withholding taxes on an award, other than a stock option, will again be made available for delivery to participants under the Plan and not be counted against the Plan’s share pool. However, the following Shares will not be made available for issuance to participants under the Plan and will be counted against the limits set forth above: (a) Shares not issued or delivered as a result of the net settlement of an outstanding stock option, (b) Shares used to pay the exercise price or withholding taxes related to a stock option, and (c) Shares repurchased by the Company using proceeds realized by the Company in connection with a participant’s exercise of a stock option.

Types of Awards

The Plan provides for grants of stock options, restricted stock and restricted stock units, any of which may be performance-based, whether granted singly or in combination, pursuant to which Shares, cash or a combination thereof may be delivered to the participant.

Options.   A stock option is the right to purchase shares at a future date at a specified exercise price. The Committee may grant both nonqualified stock options and incentive stock options under the Plan, although incentive stock options may only be granted to employees of the Company or any of its subsidiaries. The per share exercise price will be determined by the Committee, but must be at least equal to the fair market value of the underlying Shares on the date of grant. The Committee determines the date after which options may be exercised in whole or in part and the expiration date of each option, which cannot be more than ten years from the date of grant.

Payment of the exercise price can be made in one or more of the following forms of payment at the election of the Participant: (a) in cash or by cash equivalent acceptable to the Committee, (b) to the extent permitted by the Committee in its discretion, in Shares, valued at the fair market value of such Shares on the date of exercise, (c) to the extent permitted by the Committee in its discretion, by reduction in the number of Shares otherwise deliverable upon exercise of such stock option with a fair market value equal to the aggregate exercise price of such stock option at the time of exercise, (d) by a combination of the foregoing methods, or (e) by such other method as may be approved by the Committee or set forth in the award agreement.

Participants will not have any voting rights and will not have rights to receive dividends or dividend equivalents in respect of a stock option or any Shares subject to a stock option until the participant becomes the holder of record of such Shares.

Restricted Stock and Restricted Stock Units.   A restricted stock award involves an immediate transfer of ownership of a fixed number of Shares to the participant, although the Shares are subject to a risk of forfeiture or to other conditions or restrictions during specified periods of time, which may include continued service of the participant, on the attainment of specified performance goals or on such other terms and conditions as approved by the Committee in its discretion. The vesting of a restricted stock award may be accelerated by, and may be dependent upon, in whole or in part, the occurrence of a change in control. The participant will be entitled to the right to vote the Shares and receive all dividends in respect of Shares and other distributions paid or made with respect thereto. However, any dividends or distributions declared or paid with respect to such restricted stock award prior to the vesting of such award will be (a) accrued or (b) reinvested in additional Shares (which may thereafter accrue additional dividends). Any such reinvestment will be at the fair market value at the time thereof and subject to the same terms as the underlying award. Accrued dividends shall be paid as soon as practicable following vesting of the restricted stock award and may be settled in cash or Shares, or a combination thereof, in a single payment or in installments.

A restricted stock unit is an award denominated in units of Shares that is subject to such terms and conditions as the Committee deems appropriate. For each restricted stock unit, a participant will be entitled to receive (assuming all terms and conditions are met) either Shares or a cash amount calculated with reference to the value of a Share. Participants will have no voting rights with respect to Shares underlying restricted stock units unless and until such Shares are reflected as issued and outstanding Shares on the Company’s stock ledger.

Dividend equivalents may be credited in respect of Shares covered by a restricted stock unit award, as determined by the Committee and contained in the applicable award agreement. At the sole discretion of the Committee, such dividend equivalents may be converted into additional Shares covered by the restricted stock unit award in such manner as determined by the Committee. Any such dividend equivalents (including but not limited to any additional Shares covered by the restricted stock unit award credited by reason of such dividend equivalents) will be subject to all of the same terms and conditions of the underlying award agreement to which they relate, including, without limitation, with respect to the vesting and settlement thereof.

No dividends or dividend equivalents will be paid on any unvested awards under the Plan.

Transferability Restrictions

Except as provided below, awards under the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and awards may be exercised during the life of the participant only by the participant or the participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a participant may assign or transfer an award to (a) the participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (b) to a trust for the benefit of one or more of the participant or the persons referred to in clause (a), (c) to a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (a) are the only partners, members or shareholders, (d) for charitable donations or (e) pursuant to a domestic relations order entered or approved by a court of competent jurisdiction. Any such persons will be bound by and subject to all of the terms and conditions of the Plan and the award agreement relating to the transferred award and will execute an agreement satisfactory to the Company evidencing such obligations. Such participant will remain bound by the terms and conditions of the Plan. No award be transferrable by a Participant in exchange for value.

An incentive stock option will by its terms be nontransferable other than by will or by the laws of descent and distribution, and will be exercisable during the lifetime of a participant only by such participant.

Recoupment

The Committee may provide that any award, including any Shares subject to an award, will be subject to any recovery, recoupment, clawback and/or other forfeiture policy set forth in an award agreement or otherwise maintained by the Company from time to time.

Change in Capitalization

If there occurs any change with respect to the outstanding Shares by reason of any recapitalization, reclassification, stock dividend, extraordinary cash or stock dividend, stock split, reverse stock split, or other distribution or payment with respect to the Shares or any merger, reorganization, consolidation, combination, spin-off, or other similar corporate change, or any other change affecting the common stock of the Company, then the Committee will, in the manner and to the extent it considers in good faith to be equitable to the participants and consistent with the terms of the Plan, cause an adjustment to be made to (a) the number and kind of Shares or units subject to awards under the Plan, (b) the number and kind of Shares or other rights (including, without limitation, cancellation of the awards in exchange for a cash payment or awarding cash payments to holders of such awards) subject to then outstanding awards, (c) the exercise price or base price for each Share or other right subject to then outstanding awards, and (d) any other terms of an award that are affected by the event or change.

Amendment or Termination of the Plan

Awards may not be granted under the Plan on or after June 17, 2029; however, awards outstanding on such date will remain subject to the terms of the Plan and any applicable award agreement. Our Board may from time to time and in any respect, amend, modify, suspend or earlier terminate the Plan or any award or award agreement hereunder. No amendment, modification, suspension or termination will materially and adversely affect any award theretofore granted without the consent of the participant or the permitted transferee of the award.

U.S. Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences to the Company and to recipients of awards under the Plan. The summary is based on the United States Internal Revenue Code (the “Code”) and the U.S. Treasury regulations promulgated under the Code in effect as of the date of this Proxy Statement, all of which are subject to change, including with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to recipients of awards under the Plan. The laws governing the tax aspects of these awards are highly technical, and such laws are subject to change. Different tax rules may apply to specific participants and transactions under the Plan, particularly in jurisdictions outside the United States.

Nonqualified Stock Options

The recipient will not have any income at the time a nonqualified stock option is granted nor will the Company be entitled to a deduction at that time. When a nonqualified option is exercised, the optionee generally will recognize ordinary income (whether the option price is paid in cash or by delivery or surrender of Shares), in an amount equal to the excess of the fair market value of the Shares to which the option exercise pertains over the option exercise price.

Incentive Stock Options (“ISOs”)

A recipient will not have any income at the time an ISO is granted or have regular taxable income at the time the ISO is exercised. However, the excess of the fair market value of the Shares at the time of exercise over the option exercise price will be a preference item that could create an alternative minimum tax liability for the optionee. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax. If the optionee disposes of the Shares acquired on exercise of an ISO after the later of two years following the grant of the ISO and one year after exercise of the ISO, the gain recognized by the optionee (i.e., the excess of the proceeds received over the option exercise price), if any, will be long-term capital gain eligible for favorable tax rates under the Code. Conversely, if the optionee disposes of the Shares within two years following the grant of the ISO or within one year following exercise of the ISO, the disposition will generally be a “disqualifying disposition,” and the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option exercise price and (ii) the excess of the amount received for the Shares over the option exercise price. The balance of the gain or loss, if any, will be long-term or short-term capital gain, depending on how long the Shares are held. The Company is not entitled to a deduction as the result of the grant or exercise of an ISO. However, if the optionee recognizes ordinary income as a result of a disqualifying disposition, the Company will generally be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the optionee.

Restricted Stock

A participant will not generally recognize income upon the grant of restricted stock. If the participant makes an election under Section 83(b) Code within 30 days after receiving the Shares of restricted stock, however, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such Shares (determined without regard to the restrictions imposed by the Plan) at the time of transfer over any amount paid by the participant therefor. Then, upon the sale of such stock, the difference between the fair market value at the time of transfer and the net proceeds of sale will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period). If a participant makes a Section 83(b) election with respect to Shares that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) election, the participant will recognize ordinary income in the year or years in which the award of restricted stock vests and the restrictions imposed by the Plan on the award terminate, in an amount equal to the excess, if any, of the fair market value of such Shares on the date the restrictions expire or are removed over any amount paid by the participant. If a Section 83(b) election has not been made, any dividends received with respect to Shares subject to restrictions will be treated as additional compensation income and not as dividend income.

Restricted Stock Units

A participant generally will not recognize income upon the grant of an award of restricted stock units. Unless the participant has made a deferral election that satisfies the requirements of Code Section 409A, the participant will recognize ordinary income in the year or years in which the restricted stock units vest and the restrictions imposed by the Plan on the award terminate, in an amount equal to the excess, if any, of the fair market value of the Shares on the date the restrictions expire or are removed over any amount paid by the participant for such Shares. If a valid deferral election has been made, the participant will recognize ordinary income in the year the restricted stock unit is paid to him or her, in an amount equal to the excess, if any, of the fair market value of the Shares on the date of payment over the amount paid by the participant for such Shares.

Withholding Taxes

Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards granted under the Plan. The Committee may permit a participant to pay withholding taxes through the mandatory or elective sale of Shares, by electing to have the Company withhold a portion of the Shares that would otherwise be issued upon exercise of an award or by tendering Shares already owned by the participant.

General Matters

The Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above. Section 162(m) of the Code generally limits the federal income tax deduction for compensation paid to “covered employees” (in general, the CEO, the CFO, and the three other most highly-compensated executive officers for the year at issue and any person who was part of that group for any other year beginning after December 31, 2016) to $1,000,000. Thus, certain compensation attributable to awards may be nondeductible to the Company due to the application of Section 162(m) of the Code. In addition, in connection with a change in control of the Company, and depending upon the terms and conditions of awards granted under the Plan and upon the individual circumstances of the participants, certain amounts with respect to awards granted under the Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment. Section 409A of the Code likewise imposes a 20% tax on deferred compensation that fails to satisfy applicable requirements. The Company generally intends that awards granted under the Plan comply with, or are otherwise exempt from, Section 409A of the Code, but cannot guarantee such treatment and will have no liability to a participant or any other party if an award is not so compliant or exempt.

New Plan Benefits

The benefits that will be awarded or paid in the future under the Plan are not currently determinable. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. Information about awards granted in fiscal 2018 under the Prior Plan to the Company’s named executive officers can be found in the table under the heading “Grants of Plan-Based Awards” on page 29 of this Proxy Statement.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2018, regarding the restricted stock units and securities issued and to be issued under our equity compensation plans. As of such date, we did not maintain any equity compensation plans that were required to be approved by our shareholders.

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders	—		—		—
Equity compensation plans not approved by shareholders(1)	386,182	(2)	n/a	(3)	274,828
(1)	In accordance with our Plan of Reorganization which was supported by our prior creditors and current equityholders and confirmed by the Bankruptcy Court, we reserved for issuance 5% of our outstanding common stock for issuance under the Prior Plan.
(2)	This amount consists of outstanding time- and performance-based restricted stock units and includes the maximum number of shares that may be issued upon settlement of outstanding performance-based restricted stock units granted under the Prior Plan.
(3)	Restricted stock units do not have an exercise price and thus are not reflected here.

Prior Plan

On October 4, 2016, we adopted the Prior Plan. The purpose of the Prior Plan is to assist the Company in attracting and retaining qualified employees, directors and consultants and to align their financial interests with the financial interests of the Company’s shareholders. The selection of participants in the Prior Plan, the awards granted to those participants, and the vesting and other terms of the awards granted is determined by the Committee and/or the Board. The Prior Plan provides for the following types of awards: options; restricted stock; restricted stock units; and other stock awards.

The aggregate number of shares of Common Stock reserved for issuance pursuant to the Prior Plan is 749,600. The Prior Plan expires on, and no new awards may be granted after, October 4, 2026, unless earlier terminated by the Board. The Prior Plan contemplates that any award granted under the plan may provide for the earlier termination of restrictions and acceleration of vesting in the event of a Qualified Liquidity Event (as defined in the Prior Plan), as may be described in the particular award. As noted above, no further awards will be made under the Prior Plan on or after the Effective Date.

Securities Registration

We intend to register the Shares available for issuance under the Plan under a Registration Statement on Form S-8 to be filed with the SEC following approval of the Plan by our shareholders.

Board Recommendation

The Board recommends that our shareholders vote FOR the approval of the Penn Virginia Corporation 2019 Management Incentive Plan.

CORPORATE GOVERNANCE

Role of the Board

Our business is managed under the direction of the Board. The Board has adopted Corporate Governance Principles describing its duties. A copy of our Corporate Governance Principles is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. The Board meets regularly to review significant developments affecting the Company and to act on matters requiring Board approval. The Board held 27 meetings in 2018. During 2018, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees of the Board on which he or she served during such director’s service. As set forth in our Corporate Governance Principals, directors are expected to attend our annual shareholder meetings. All five of the directors serving on the Board at the time attended our 2018 Annual Meeting of Shareholders.

Director Independence

The Nominating and Governance Committee of the Board has determined that each of Messrs. Holderness, Schuyler, Pottow and Steck are “independent directors” (and for the respective times of Board service during 2018 and 2019, as applicable, Messrs. Geenberg, Hanna and McCarthy were “independent directors”), as defined by Nasdaq listing standards and applicable SEC rules and regulations. We refer to those current directors as “Independent Directors.” The Board has determined that none of the Independent Directors has any direct or indirect material relationship with the Company other than as a director of the Company. In making this determination, the Board took into account the affiliation of Messrs. Hanna, Geenberg and Steck with certain shareholders of the Company and determined that these affiliations, including transactions with such shareholders, did not result in any relationship that interferes with the exercise of their independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding of independence.

Executive Sessions and Meetings of Independent Directors; Communications with the Board

Our Independent Directors meet in executive sessions without management during regularly scheduled Board meetings and may do so, if appropriate, during Board meetings which are scheduled on an as needed basis. Our Chairman of the Board presides over executive sessions. Shareholders and other interested parties may communicate with us, including the full Board and the Chairman of the Board or any other individual director, by contacting the Board, the Chairman or any other individual director in writing at c/o Corporate Secretary, Penn Virginia Corporation, 16285 Park Ten Place, Suite 500, Houston, Texas 77084. The Corporate Secretary of the Company reviews all such communications and forwards the communications to the Board, Chairman of the Board or any other individual director, as appropriate. All such communications should identify whether the author is a shareholder and clearly state whether the intended recipients are all members of the Board, the Chairman of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chairperson of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job related inquiries; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined in Item 406 of Regulation S-K, which applies to all of our directors, officers, employees and consultants, including our Chief Executive Officer, or our “CEO,” Chief Financial Officer, or our “CFO,” principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. We intend to disclose future amendments to the Code of Business Conduct and Ethics or waivers of its provisions granted to executive officers and directors on our website within four business days following the date of such amendment or waiver in accordance with applicable rules.

Policies and Procedures Regarding Transactions with Related Persons

Under our Corporate Governance Principles, all directors must recuse themselves from any decision affecting their personal, business or professional interests. In addition, as a general matter, our practice is that any transaction with a related person is approved by disinterested directors. Our Chief Legal Counsel advises the Board as to which transactions, if any, involve related persons and which directors are prohibited from voting on a particular transaction. There have not been any transaction with a related person within the scope of Item 404(a) of Regulation S-K since January 1, 2018.

Board Leadership Structure and Risk Oversight

We currently have separate Chairman of the Board and CEO positions. We believe that this Board leadership structure has been and continues to be the best for us and our shareholders. As the oversight responsibility of directors continues to grow, we believe that it is most prudent to have an independent chairman whose primary service to us is Board leadership and a CEO who can focus all of his time on overseeing our management and day-to-day business.

The Board has four Independent Directors. A number of our Independent Directors are currently serving or have served as directors or members of senior management of other public companies. We also have three board committees comprising solely Independent Directors, each with a different Independent Director serving as chairman of the committee. See “—Committees of the Board.” We believe that having four experienced Independent Directors and strong committees contributes to the leadership of the Board.

The Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee and the full Board focus on and discuss with management the most significant risks facing us and our general risk management strategy, and also seek to ensure that risks undertaken by us are consistent with the Board’s view of risk. In addition to the formal processes, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into overall corporate strategy and day-to-day business operations.

Committees of the Board

The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee and an Audit Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board. Copies of the committees’ charters are available at the “Corporate Governance” section of our website, http://www.pennvirginia.com.

Nominating and Governance Committee. Messrs. Pottow, Holderness and Schuyler are the members of the Nominating and Governance Committee, or the “N&G Committee,” and each is an Independent Director as defined by Nasdaq listing standards. Mr. Pottow is the chairman of the N&G Committee. The N&G Committee (i) seeks, identifies and evaluates individuals who are qualified to become members of the Board, (ii) recommends to the Board candidates to fill vacancies on the Board, as such vacancies occur and (iii) recommends to the Board the slate of nominees for election as directors by our shareholders at each Annual Meeting of Shareholders. The N&G Committee will consider nominees recommended by shareholders. Shareholder recommendations for director nominees will receive the same consideration by the N&G Committee that other nominations receive. The N&G Committee recommends individuals as director nominees based on professional, business and industry experience, ability to contribute to some aspect of our business and willingness to commit the time and effort required of a director. The N&G Committee may also consider whether and how a director candidate’s views, experience, skill, education or other attributes may contribute to the Board’s diversity. While the N&G Committee does not require that each individual director candidate contribute to the Board’s diversity, the N&G Committee in general strives to ensure that the Board, as a group, is comprised of individuals with diverse backgrounds and experience conducive to understanding and being able to contribute to all financial, operational, strategic and other aspects of our business. Furthermore, the N&G Committee seeks to include highly qualified women and individuals from minority groups in the pool from which Board nominees are selected. Director nominees must possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The N&G Committee also recommends to the Board the individual(s) to serve as Chairman of the Board. Additionally, the N&G Committee assists the Board in implementing our Corporate Governance Principles, confirms that the Compensation and Benefits Committee evaluates senior management, oversees Board self-evaluation through an annual review of Board and committee performance and assists the Independent Directors in establishing succession policies in the event of an emergency or retirement of our CEO. The N&G Committee may obtain advice and assistance from outside director search firms as it deems necessary to carry out its duties. In 2018, the Committee engaged a third-party search firm to assist the Committee in identifying and evaluating potential director candidates. The N&G Committee met 5 times in 2018.

Compensation and Benefits Committee. Messrs. Schuyler, Holderness and Pottow are the members of the C&B Committee, and each is an Independent Director under applicable Nasdaq listing standards and SEC rules and regulations for compensation committee independence. Mr. Schuyler is the chairman of the C&B Committee. The C&B Committee is responsible for determining the compensation of our executive officers. The C&B Committee also periodically reviews and makes recommendations or decisions regarding our incentive compensation and equity-based plans, provides oversight with respect to our other employee benefit plans and reports its decisions and recommendations with respect to such plans to the Board. The C&B Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The C&B Committee may obtain advice and assistance from outside compensation consultants and other advisors as it deems necessary to carry out its duties. The C&B Committee met 7 times in 2018.

Audit Committee. Messrs. Holderness, Schuyler and Pottow are the members of the Audit Committee, and each is an Independent Director under applicable Nasdaq listing standards and SEC rules and regulations for audit committee independence. Mr. Holderness is the chairman of the Audit Committee and an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Audit Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee also discusses with management earnings press releases, earnings presentations and any financial guidance provided to analysts. The Audit Committee appoints, replaces, dismisses and, after consulting with management, approves the compensation of our outside internal audit firm. The Audit Committee also provides oversight with respect to business risk matters, reserves, compliance with ethics policies and compliance with legal and regulatory requirements. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Audit Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee met 9 times in 2018.

Compensation of Directors

The following table sets forth the aggregate compensation paid to our non-employee directors during 2018:

2018 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David Geenberg(2)	—	—	—
Michael Hanna(2)	—	—	—
Darin G. Holderness	172,208	—	172,208
Marc McCarthy(3)	13,062	—	13,062
V. Frank Pottow	21,346	156,000	177,346
Jerry Schuyler	85,250	—	85,250
(1)	No equity awards were granted to our non-employee directors during 2018 except for 1,898 restricted stock units granted to Mr. Pottow in connection with his appointment to the Board in September 2018. As of December 31, 2018, Messrs. Holderness and Schuyler each had 2,781 restricted stock units outstanding and Mr. Pottow had 949 restricted stock units outstanding.
(2)	Messrs. Geenberg and Hanna, who were appointed to our Board in January 2018, agreed to waive all compensation, including equity compensation, in exchange for their service on the Board and committees of the Board.

Accordingly, they received no compensation for their services during 2018. Mr. Geenberg resigned from the Board in April 2019 and Mr. Hanna resigned from the Board in May 2019.

(3)	Mr. McCarthy is a Senior Managing Director at Wexford Capital LP (“Wexford”). We paid the compensation owed to Mr. McCarthy for his services as a director directly to Wexford Capital LP. Mr. McCarthy resigned from the Board in March 2018.

In 2018, after considering director compensation paid by companies included in our Peer Group, as described under “Executive Compensation-Compensation Discussion and Analysis-How Compensation Is Determined-Peer Group” below, our C&B Committee recommended and our Board approved a $10,000 increase in our annual cash retainer for each non-employee director and a $3,500 increase in the annual retainer for the Chairman of the Audit Committee.

Accordingly, our director compensation package provided for the following for 2018:

•	an annual cash retainer of $70,000 to each non-employee director, payable quarterly in arrears and pro-rated for any periods of partial service;
•	annual cash retainers of $18,500, $15,000 and $10,000 for the Chairman of the Audit, C&B and N&G Committees, respectively, payable quarterly in arrears and pro-rated for any periods of partial service; and
•	an additional annual cash retainer of $100,000 for the Chairman of the Board, payable quarterly in arrears and pro-rated for any periods of partial service.

Effective January 1, 2019, the Board increased the annual cash retainer payable to the Chairman of the N&G Committee from $10,000 to $12,500, payable quarterly in arrears.

In addition, in December 2016, following our emergence from bankruptcy, we made a one-time grant of $360,000 (or $120,000 annually) in restricted stock units to each non-employee director serving on the Board at such time in lieu of annual grants over a three year period. Such awards vest in 1/3 increments on the first, second and third anniversaries of the grant date. Mr. Pottow received a grant of 1,898 shares, valued at $156,000 on appointment to the Board that vests in equal installments on December 19, 2018 and December 19, 2019, which ties to the remaining vesting dates for the post-emergence director grants. Accordingly, 2,781 restricted stock units vested for Messrs. Holderness and Schuyler and 949 restricted stock units vested for Mr. Pottow on December 19, 2018.

Messrs. Geenberg, Hanna and Steck agreed to waive all compensation in exchange for their service on the Board and committees of the Board for 2018 and 2019.

Non-Employee Director Stock Ownership Guidelines

We maintain stock ownership guidelines, which require our non-employee directors to own shares of our Common Stock or restricted stock units having a value equal to three times the annual cash retainer payable by us for serving on the Board (excluding any chair premium). Our non-employee directors are not required to meet these ownership thresholds until the date that is five years from the later of (i) adoption of the guidelines or (ii) the commencement of such director’s service on the Board.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Unless otherwise indicated below, the following table sets forth, as of June 25, 2019, the amount and percentage of our outstanding shares of Common Stock beneficially owned by (i) each person known by us to beneficially own more than 5% of our outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation—Summary Compensation Table” and (iv) all of our directors and executive officers as a group:

Name of Beneficial Owners	Shares Beneficially Owned(1)	Percent of Class(2)
5%+ Holders:
BlackRock, Inc.(3)	1,956,108	12.9%
Mangrove Partners Master Fund, Ltd(4)	1,615,497	10.7%
Strategic Value Partners, LLC(5)	1,540,634	10.2%
The Vanguard Group(6)	809,738	5.4%
Contrarian Capital Management, L.L.C.(7)	788,285	5.2%
Directors/Named Executive Officers
Darin G. Holderness	5,562	*
Jerry R. Schuyler	5,562	*
Brian Steck	—	*
V. Frank Pottow	949	*
John A. Brooks	10,435	*
Steven A. Hartman	27,990	*
Benjamin A. Mathis	4,604	*
Harry Quarls(8)	37,976	*
Directors and Executive Officers as a group (7 persons)	55,102	*
*	Represents less than 1%.
(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has the sole power to vote and dispose of such shares.
(2)	Based on 15,107,265 shares of our Common Stock issued and outstanding on June 25, 2019.
(3)	Based solely on a Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 1,918,993 shares of Penn Virginia Common Stock and sole dispositive power with respect to 1,956,108 shares of Penn Virginia Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)	Based solely on a Schedule 13D/A filed with the SEC on March 28, 2019 by Mangrove Partners Master Fund, Ltd., Mangrove Partners and Nathaniel H. August. Such filing indicates that Mangrove Partners and Nathaniel H. August had shared voting and dispositive power with respect to 1,615,497 shares of Penn Virginia Common Stock. The address for Mangrove Partners Master Fund, Ltd is Maples Corp. Svcs., PO Box 309, Ugland House, S. Church Street, George Town E9 KY1-114, and the address for Mangrove Partners and Nathanial H. August is 645 Madison Avenue, 14th Floor, New York, New York 10022.
(5)	Based solely on a Schedule 13D/A filed with the SEC on April 16, 2019 by Strategic Value Partners, LLC and several investment manager entities of which Strategic Value Partners, LLC is a managing member. Such filing indicates that Strategic Value Partners, LLC has shared voting and dispositive power with respect to all of the shares of Penn Virginia Common Stock included in the table above. The address for Strategic Value Partners. LLC is 100 West Putnam Avenue, Greenwich, CT 06830.
(6)	Based solely on a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group. Such filing indicates that The Vanguard Group has sole voting power with respect to 25,284 shares of Penn Virginia Common Stock and sole dispositive power with respect to 784,608 shares of Penn Virginia Common Stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(7)	Based solely on a Schedule 13G filed with the SEC on April 5, 2019 by Contrarian Capital Management, L.L.C. Such filing indicates that Contrarian Capital Management, LLC has sole voting power and sole dispositive power with respect to all of the shares of Penn Virginia Common Stock included in the table above. The address for Contrarian Capital Management, L.L.C. is 411 West Putnam Avenue, Suite 125, Greenwich, CT 06830.
(8)	Mr. Quarls retired as Executive Chairman on February 28, 2018. Reported holdings are based on Company records.

EXECUTIVE COMPENSATION

Executive Officers

Set forth below is information regarding the age, positions and offices held with us and the business experience of each of our executive officers.

Age, Position with the Company and Business Experience	Officer of the Company Since
John A. Brooks (see above)	2011

Steven A. Hartman, age 52	2010
Mr. Hartman has served as our Senior Vice President, Chief Financial Officer and Treasurer since December 2010. He served as our Vice President and Treasurer from July 2006 to December 2010, as our Assistant Treasurer and Treasury Manager from September 2004 to July 2006 and as our Manager, Corporate Development from August 2003 to September 2004. Mr. Hartman also served as Vice President and Treasurer of PVG GP, LLC, the general partner of Penn Virginia GP Holdings, L.P., from September 2006 to June 2010 and of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., from July 2006 to June 2010. Prior to joining the Company, Mr. Hartman was employed by El Paso Corporation and its publicly traded spin-off, GulfTerra Energy Partners, L.P., in a variety of financial and corporate-development related positions.

Benjamin A. Mathis, age 48	2017
Mr. Mathis has served as our Senior Vice President, Operations and Engineering since July 2018. Prior to such time, he served as our Vice President, Operations since September 2017. Mr. Mathis has more than 25 years of energy industry experience, all of which has been in operations with a primary focus on the drilling and completion functions. Mr. Mathis recently served as Drilling and Completions Manager - US Onshore for Statoil, where he was responsible for Statoil’s drilling, completions and workover operations for the Eagle Ford, Bakken and Marcellus/Utica areas. Prior to that role, Mr. Mathis served as Statoil’s Operations Manager - Eagle Ford from November 2014 to October 2015, Drilling and Completions Manager - Eagle Ford from October 2012 to November 2014 and Drilling Engineer Manager - Onshore from August 2011 to September 2012. Prior to his tenure at Statoil, Mr. Mathis also held positions of increasing responsibility at Occidental Petroleum Corporation and Unocal, both domestically and internationally. Mr. Mathis received a B.S. in Petroleum Engineering from Texas A&M University in 1992.

Compensation Discussion and Analysis

In this Proxy Statement, our named executive officers, or “NEOs,” consist of the following persons:

•	Harry Quarls, our former Executive Chairman who retired effective February 28, 2018;
•	John A. Brooks, our President and Chief Executive Officer;
•	Steven A. Hartman, our Senior Vice President, Chief Financial Officer and Treasurer; and
•	Benjamin A. Mathis, our Senior Vice President, Operations and Engineering.

Set forth below is a discussion and analysis of our compensation policies and practices regarding our NEOs.

Mr. Quarls’ Retirement

Effective February 28, 2018, Mr. Harry Quarls resigned from his position as a director and Executive Chairman of the Company. In connection with Mr. Quarls’ resignation, he and the Company entered into a separation and consulting agreement, dated January 18, 2018 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Quarls agreed to provide through December 31, 2018 transition and support services to the Company, as reasonably requested by the Board. The Company paid Mr. Quarls a consulting fee of $250,000 for such consulting services. The Separation Agreement includes a general release of claims, and provided for the vesting of certain equity awards that he held as of his separation. For more information, see “—Employment Contracts—Separation and Consulting Agreement.”

Chapter 11 Proceedings; Cancellation of Equity; Post-Emergence Equity Awards

We emerged from bankruptcy on September 12, 2016. Most of our compensation plans, programs and agreements were terminated or expunged as part of the Company’s restructuring process under the bankruptcy proceedings. In addition, all Common Stock and awards of the Company that were outstanding prior to the emergence date, were cancelled on emergence from bankruptcy. To the extent any of our NEOs held stock of the Company as of that date, it was cancelled, and no consideration was provided for this lost value. Following our emergence from bankruptcy, in January 2017, our NEOs and other key employees were granted long-term, multi-year equity incentives that were intended to replace annual equity grants for a three-year period under our Penn Virginia 2016 Management Incentive Plan, or the “Incentive Plan.” These equity awards included a grant of both time-vested and performance-based restricted stock units intended to immediately align executive and shareholder interests. In addition, our C&B Committee adopted new Annual Incentive Award Guidelines for the payment of annual cash bonuses. These compensation programs are discussed in further detail below.

Objectives of Our Compensation Program

Our compensation program is based on the following objectives:

•	Accountability—Executives should be held accountable for our annual performance and the achievement of our longer-term strategic goals as well as their own individual performance over both the short and long-term. We satisfy this objective by tying compensation to the achievement of financial, strategic and operational goals based on both short and long-term corporate performance measures. See “2018 Annual Incentive Cash Bonuses” and “Long-Term Equity Compensation” below.
•	Drive Desired Behaviors—Our compensation program, particularly regarding incentive compensation, should be designed to drive desired behaviors consistent with our values and to achieve stated goals. We satisfy this objective by setting performance metrics for us and our executives that we believe will drive these behaviors and help us achieve our goals.
•	Align Interests of Executives and Shareholders—Executive compensation should align the interests of our executives with those of our shareholders. We maintain executive stock ownership guidelines which require executives to hold a meaningful amount of stock. Specifically, our CEO is required to own equity in the Company equal to five times his base salary and each of our other executive officers is required to own Company equity equal to three times his base salary. Additionally, our compensation program aligns pay to performance by making a substantial portion of total executive compensation variable, or “at-risk,” through an annual bonus program based on our performance goals and the granting of long-term incentive equity awards, which include time-vested restricted stock units and performance-based restricted stock units. As performance goals are met, not met or exceeded, executives are rewarded commensurately.
•	Flexible Enough to Respond to Changing Circumstances—We are in a cyclical and volatile business, so we should have a flexible compensation program that is responsive to different circumstances at various points in time. To meet this objective, the C&B Committee retains discretion to award higher or lower compensation than performance metrics would indicate if circumstances so warrant.
•	Industry Competitive—Total executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with the experience and skills necessary for our success. We satisfy this objective by staying apprised, through our own research and with the assistance of the C&B Committee’s independent compensation consultant, of the amounts and types of executive compensation that our peers pay as well as general industry trends.
•	Internally Consistent and Equitable—Executive compensation should be internally consistent and equitable. We satisfy this objective by considering not only peer benchmarks, but also our NEOs’ capabilities, levels of experience, tenures, positions, responsibilities and contributions when setting their compensation. Additionally, senior executives should have more of their incentive compensation at risk and tied to corporate performance because they are typically in a position to have a larger impact on our overall performance. Our post-emergence, multi-year equity awards granted to the NEOs in 2017 were comprised of 50% time-vested restricted stock units and 50% performance-based restricted stock units, each payable in stock, and our other employees received either 100% time-vested restricted stock unit awards, or no long-term compensation, depending on their positions. For 2018, we did not make any grants of long-term equity except to newly hired key employees or in connection with a promotion.

How Compensation Is Determined

Committee Process.   The C&B Committee annually reviews and discusses with our CEO his evaluation of the performance of each of our other officers, including Messrs. Hartman and Mathis, and gives considerable weight to our CEO’s evaluations when assessing our other officers’ performance and determining their compensation. The C&B Committee bases its independent evaluation of our CEO, and our CEO bases his evaluation of each of our other officers, primarily on whether we met or exceeded certain quantitative corporate performance metrics and the officer’s individual performance for such year. Those achievement levels are considered in the context of any other factors the C&B Committee deems appropriate including retention needs, internal pay equity and market competitiveness.

Independent Compensation Consultant.   In 2018, the C&B Committee engaged Longnecker & Associates, or L&A, as its independent compensation consultant to assist in a general review of the compensation packages for our NEOs. The C&B Committee has assessed the independence of L&A and has reviewed its relationship with L&A and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the C&B Committee concluded that L&A is independent and there are no conflicts of interest raised by the work performed by L&A. L&A provided the C&B Committee with competitive industry and general market-related analyses and trends for executive base salary, short-term incentives and long-term incentives. Specifically, L&A’s approach was to gather compensation data from (a) public peer companies and (b) published salary surveys and to conduct a market comparison analysis of the gathered data.

Peer Group.   Set forth below is a list of the companies comprising our peer group for purposes of 2018 compensation, which is referred to in this Proxy Statement as our Peer Group. The Peer Group companies were selected based on revenues, assets, market cap and enterprise value, among other things. The Company was at the 52.7 percentile among this new Peer Group in terms of revenue, at the 35.2 percentile in terms of assets, at the 66.6 percentile in terms of market cap and at the 62.6 percentile in terms of enterprise value. Compensation data for the Peer Group was presented to the C&B Committee and used by the C&B Committee to help direct its compensation decisions for NEOs in early 2018.

Wildhorse Resource Development Corporation	Gastar Exploration Inc.
Midstates Petroleum Company, Inc.	PrimeEnergy Corporation
Jagged Peak Energy Inc.	Callon Petroleum Company
SilverBow Resources, Inc.	Resolute Energy Corporation
Abraxas Petroleum Corporation	Approach Resources, Inc.
Earthstone Energy, Inc.	Lonestar Resources US Inc.

Elements of Our Compensation Program

Element	Characteristics	Primary Objective
Base Salary	Cash	Attract and retain highly talented individuals
Short-Term Incentives	Cash bonus	Reward individual and corporate performance
Long-Term Incentives	Time and performance-based equity awards	Align the interests of our employees and shareholders by providing employees with incentives to perform in a manner that promotes share price appreciation and achieves corporate objectives
Other Benefits	Participation in broad based 401(k) and employee health benefit plans	Provide competitive benefits that promote employee health and support employees in attaining financial security

Base Salaries

Base salary is the principal fixed component of our compensation program, and has historically been reviewed in the first quarter of each year. It is intended to provide our NEOs with a regular source of income to compensate them for their day-to-day efforts in managing the Company. Base salary is primarily used to attract and retain highly talented individuals. Base salary levels vary depending on the NEO’s experience, responsibilities, education, professional standing in the industry, changes in the competitive marketplace and the importance of the position to the Company. The annual base salaries payable to our NEOs at the end of 2018 and 2017 were as follows:

	Salary ($)
Name and Principal Position	2018	2017
Harry Quarls	N/A	250,000
Former Executive Chairman
John A. Brooks	437,750	425,000
President and Chief Executive Officer
Steven A. Hartman	283,250	275,000
Senior Vice President, Chief Financial Officer and Treasurer
Benjamin A. Mathis	330,000	300,000
Senior Vice President, Operations and Engineering

Harry Quarls. Mr. Quarls retired effective February 2018 and his base salary remained unchanged from the level initially established upon his appointment to the Executive Chairman position in August 2017.

John A. Brooks.   Mr. Brooks’ annual base salary was increased to $425,000 in connection with his promotion to President and Chief Executive Officer in August 2017 and was subsequently increased by 3% to $437,750 at the beginning of 2018 as a cost-of living adjustment. In early 2018, L&A provided an analysis of compensation for similar positions utilizing Peer Group data as well as published survey data as discussed above under “How Compensation is Determined-Peer Group.” The C&B Committee targeted the 25th percentile of base salary levels from such data due to Mr. Brooks’ relative inexperience in such role. Mr. Brooks was granted a 5% salary increase for 2019 to $460,000.

Steven A. Hartman.   In 2018, Mr. Hartman’s annual base salary was increased by 3% from $275,000 to $283,250 as a cost-of living adjustment. In early 2018, L&A provided an analysis of compensation for similar positions utilizing Peer Group data as well as published survey data as discussed above under “How Compensation is Determined-Peer Group.” The C&B Committee targeted the 25th percentile of base salary levels from such data in part due to the fact that Mr. Hartman had been granted a significant number of shares of restricted stock units in the Company upon the Company’s emergence from bankruptcy.

Benjamin A. Mathis.   Mr. Mathis was appointed as the Company’s Vice President, Operations in September 2017, with an initial annual base salary of $300,000. In August 2018, Mr. Mathis was promoted to Senior Vice President, Operations & Engineering. In connection with such promotion, Mr. Mathis’ annual base salary was increased to $330,000 to compensate him for his additional responsibilities. Mr. Mathis was granted a 10% salary increase for 2019 to $363,000.

2018 Annual Incentive Cash Bonuses

The opportunity to earn an annual cash bonus creates a strong financial incentive for our NEOs to achieve or exceed a combination of near-term corporate and individual goals, which typically are set by the C&B Committee during the first quarter of each year.

Company-Wide Cash Bonus Pool

Our NEOs’ annual incentive cash bonuses are paid out of a cash bonus pool the size of which is determined based on our level of achievement, as compared to our annual budget, of several quantitative Company financial and operational performance metrics, which the C&B Committee typically sets early in the year. The cash bonus pool metrics applicable to 2018 are described below under “—NEO Cash Bonus Criteria—Size of the Cash Bonus Pool.”

The size of the cash bonus pool is generally computed such that, if we meet our target goal exactly with respect to every performance metric, the pool will fund at 100% and will be in an amount sufficient to pay all of our participating employees, including our NEOs, their target annual incentive cash bonuses, which we refer to as the Target Amount. Under the Annual Incentive Award Guidelines established by our C&B Committee to govern our annual incentive cash bonus program, in any given year, the C&B Committee may increase or decrease the cash bonus pool if circumstances warrant. Subject to the C&B Committee’s discretion to increase the cash bonus pool, the aggregate annual incentive cash bonuses paid to all of our employees, including our NEOs, cannot exceed the amount of the cash bonus pool. The flexibility the C&B Committee retains with respect to the size of the cash bonus pool and the cash bonus pool performance metrics is consistent with our belief that our cyclical and volatile business requires that we have a flexible compensation program responsive to different circumstances and different requirements at various points in time.

Size of the Cash Bonus Pool.   Our 2018 cash bonus pool was funded at 94% of the Target Amount based on the level of our achievement of the 2018 cash bonus pool performance metrics, which were set by the C&B Committee in February 2018 and are shown in the chart below. The C&B Committee chose these particular metrics because the C&B Committee believed that these metrics would drive our near-term success and, therefore, our stock price over the long-term. L&A advised the C&B Committee that these metrics are commonly used by our Peer Group, and by the oil and gas industry generally, to measure success.

Performance Metric	Weighting Factor	Threshold Performance 35%	Target Performance 100%(1)	Maximum 200%	Actual Performance	Payout	Payout Level Percent(2)
Production (MBOE)	20%	(20)%	8,404	20%	7,944	82.2%	16.4%
Drilling Capital Efficiency per BOE(3)	20%	20%	$14.34	(20)%	$17.90	0.0%	0%
Adjusted EBITDAX per BOE(4)	20%	(20)%	$33.61	20%	$37.70	160.8%	32.2%
LOE per BOE(5)	5%	20%	$4.97	(20)%	$4.52	145.3%	7.3%
Cash G&A ($MM)(6)	5%	20%	$19.70	(20)%	$17.20	164.0%	8.2%
Discretionary	30%					100%	30%
Total Payout Level							94%
(1)	Reflects the Company’s budget as approved by the Board in February 2018. With respect to the Drilling Capital Efficiency per BOE metric target performance reflects actual authorizations for expenditures.
(2)	Represents the bonus pool payout percentage based on the percent of target achieved.
(3)	Drilling Capital Efficiency is defined as (A) the total well cost, net to the Company’s working interest, with respect to wells turned in-line during the twelve-month period ending on the last day of the applicable year, divided by (B) the Company’s technical estimated ultimate recovery, net to the Company’s working interests (as determined by Degolyer & McNaughton or another independent reserve engineering firm) as of the last day of the applicable plan year with respect to such wells, net of royalties.
(4)	Adjusted EBITDAX is as defined in the Company’s Credit Agreement dated September 12, 2016; as amended, provided however, that for purposes of determining the Consolidated Net Income of the Company under such definition, non-recurring general and administrative expenses and share-based compensation expenses are excluded.
(5)	LOE means the Company’s lease operating expense, as set forth in the financial statements for the applicable plan year.
(6)	Cash G&A means the Company’s recurring general and administrative expenses less equity classified share-based compensation expense, in each case as set forth in the financial statements for the applicable plan year.

Other Criteria and Considerations.   In determining to award 100% on the discretionary performance metric, the C&B Committee considered the following accomplishments in 2018, among other things:

•	total shareholder returns that were the highest among the peer group;
•	production and adjusted EBITDAX increase of over 110% and 194%, respectively;
•	substantial growth in proved reserves for year-end 2018 as compared to 2017;
•	successful consummation of one acquisition, the sale of the Company’s non-core Oklahoma assets and the entry into the merger agreement with Denbury Resources Inc., all of which required significant Company resources; and
•	the Company’s total recordable incident rate as compared to the industry average.

NEO Cash Bonus Criteria

The cash bonus pool defines the total amount of cash available to pay annual incentive cash bonuses, but not the allocation of actual bonus awards. After the cash bonus pool has been computed, the C&B Committee determines the actual amount of our officers’ annual incentive cash bonuses, if any, as described below.

Our NEOs’ Annual Incentive Cash Bonus Target Amounts.   The Annual Incentive Plan Guidelines provide for annual incentive cash bonus targets for our NEOs. The table below shows our NEOs’ Target Amounts, which remain unchanged from 2017 levels for continuing executive officers.

NEOs’ Target Amounts

Name	2018 Target (% of Base Salary)
John. A. Brooks	100
Steven A. Hartman	85
Benjamin A. Mathis	85

Mr. Quarls did not participate in our 2018 Annual Incentive Cash Bonus program in light of his retirement on February 28, 2018.

Peer Comparison Data.   The cash bonus targets shown above are intended to result in our NEOs receiving annual cash bonuses in amounts that are competitive with our Peer Group when target performance goals are met and which constitute a reasonable and Peer Group-comparable portion of our NEOs’ total compensation.

Individual Performance and Determinations.   The Annual Incentive Award Guidelines provide that each officer’s individual bonus award be subject to adjustment based on their individual performance during the period. The C&B Committee believed that our NEOs generally performed well in 2018 and did not make any adjustments, either upward or downward, to any of the NEOs’ bonus payouts. Because Mr. Quarls retired in 2018, he did not receive a bonus for such year. Below are the final bonus payouts received by each of our NEOs.

Name	2018 Target ($)	2018 Payout (as a % of Target)	2018 Payout ($)
John A. Brooks	437,750	94%	411,485
Steven A. Hartman	240,763	94%	226,317
Benjamin A. Mathis	280,500	94%	263,670

Long-Term Equity Compensation

Long-term equity awards align the interests of our NEOs with those of our shareholders by creating a strong financial incentive for our NEOs to promote our long-term financial and operational success and, along with our executive stock ownership guidelines, encourage NEO stock ownership. Long-term equity compensation awards are expressed in dollar values at grant, and we generally pay those awards to officers 50% in the form of performance-based restricted stock units and 50% in the form of time-vested restricted stock units. The actual number of restricted stock units awarded is based on the volume-weighted average price per share for the 10-trading days preceding the grant date.

As a result of the Company’s recent emergence from bankruptcy and for the purpose of immediately aligning executives’ and other key employees’ interests with those of the Company’s new shareholders and incentivizing and supporting the retention of key personnel, awards granted in 2017 represented an accelerated one-time award in lieu of annual grants over a three-year period. For that reason, the Company did not make any grants of restricted stock units in 2018 except to newly hired key employees or in connection with a promotion. The C&B Committee continuously monitors its NEOs and other key employees’ stockholdings to ensure consistency with the C&B Committee’s overall compensation philosophy and competitiveness when compared with peer companies and although it does not currently anticipate granting equity compensation awards in 2019, it retains the discretion to do so as necessary to adapt to changing circumstances.

Mr. Quarls.   Upon his appointment as Executive Chairman of the Company in August 2017, Mr. Quarls was granted 18,910 restricted stock units, 50% in time-vested restricted stock units and 50% in performance-based restricted stock units. The C&B Committee set the target value of this officer equity grant at 250% of his base salary level, which was approximately the 50th percentile compared to market data provided by L&A, and then reduced this amount by 60% as Mr. Quarls was expected to devote only 60% of an average work week to Company matters. Prior to his appointment as Executive Chairman, Mr. Quarls received a grant of 18,772 restricted stock units for his service as a director of the Company. Certain of Mr. Quarls’ equity awards vested pursuant to the terms of his Separation Agreement. Please see “—Employment Contracts—Separation and Consulting Agreement”.

Mr. Brooks.   In January 2017, Mr. Brooks was granted 55,840 restricted stock units, 50% in time-vested restricted stock units and 50% in performance-based restricted stock units, based on an incentive target of 250% of his base salary, which was just below the 50th percentile compared to similar positions based on market data provided by L&A. Upon Mr. Brooks’ promotion to President and Chief Executive Officer in August 2017, Mr. Brooks was granted an additional award of 26,670 restricted stock units, 50% in time-vested restricted stock units and 50% in performance-based restricted stock units, based on an incentive target of 375% of his base salary. Mr. Brooks’ aggregate incentive award placed him between the 25th and 50th percentile of CEOs within our Peer Group based on market data provided by L&A. The C&B Committee determined that this amount was appropriate given Mr. Brooks’ relative inexperience in the Chief Executive Officer role.

Mr. Hartman.   In January 2017, Mr. Hartman was granted 10,000 restricted stock units, 50% in time-vested restricted stock units and 50% in performance-based restricted stock units. Mr. Hartman’s grant was relatively modest in comparison to his position as he had previously been granted 63,762 time-vested restricted stock units in 2016 upon the Company’s emergence from bankruptcy pursuant to his employment agreement and the C&B Committee determined that his equity holdings were competitive with peer companies and consistent with the C&B Committee’s compensation philosophy of incentivizing long-term performance.

Mr. Mathis.   In September 2017 upon his appointment as Vice President, Operations, Mr. Mathis was granted 26,122 restricted stock units, 50% in time-vested restricted stock units and 50% in performance-based restricted stock units, based on an incentive target of 125% of his base salary, which was prorated for his start date. Upon Mr. Mathis’ promotion to Senior Vice President, Operations and Engineering in July of 2018, Mr. Mathis was granted an additional award of 5,007 time-vested restricted stock units, based on an incentive target of 200% of his base salary.

These were the only equity awards granted to our NEOs in 2018. For more information on the terms of these time- and performance-based restricted stock units, see the “Narrative Discussion of Equity Awards” that follows the Grants of Plan-Based Awards table.

Compensation Risk Assessment

We believe that any risks associated with our compensation policies and practices are mitigated in large part by the following factors and, therefore, that no such risks are likely to have a material adverse effect on us:

•	We pay a mix of compensation which includes near-term cash and long-term equity-based compensation.
•	We base our annual incentive cash bonus and long-term equity compensation awards on several different performance metrics, which discourages our employees from placing undue emphasis on any one metric or aspect of our business at the expense of others.
•	We believe that our performance metrics are reasonably challenging, yet should not require undue risk-taking to achieve.
•	Our performance metrics include quantitative financial and operational metrics as well as qualitative metrics related to our operations, strategy and other aspects of our business.
•	The performance periods under our performance-based restricted stock units overlap, and our time-vested restricted stock units generally vest over a five-year period. This mitigates the motivation to maximize performance in any one period at the expense of others.
•	Our NEOs are required to own our stock as provided in our Executive Stock Ownership Guidelines.
•	We believe that we have an effective management process for developing and executing our short and long-term business plans.
•	Our compensation policies and programs are overseen by the C&B Committee.
•	The C&B Committee retains an independent compensation consultant.

Policy Prohibiting Hedging

We believe that derivative transactions, including puts, calls and options, for our securities carry a high risk of inadvertent securities laws violations and also could afford the opportunity for our employees and directors to profit from a market view that is adverse to us. For these reasons, we prohibit our employees and directors from engaging in any type of derivative transaction in respect of our securities.

Tax Implications

Section 162(m) of the Internal Revenue Code generally precludes a publicly held company from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered employees, which include our NEOs. There was an exception to the $1 million limitation for performance-based compensation meeting certain requirements. For taxable years beginning after December 31, 2017, this exemption has been repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change. As such, there can be no assurance that any compensation awarded or paid in prior years will be fully tax deductible. In addition, to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the C&B Committee has not adopted a policy requiring all compensation to be tax deductible and expects that the deductibility of certain compensation paid will be limited by Code Section 162(m).

Our 2018 Say-on-Pay Vote

At our 2018 Annual Meeting of Shareholders, approximately 99.1% of our shareholders voting on our “say-on-pay” proposal voted FOR the compensation paid to our NEOs as set forth in the “Executive Compensation” section of our 2018 Proxy Statement (excluding abstentions and broker non-votes). The C&B Committee considered the outcome of this vote generally, and did not make any changes to our compensation programs as a result of this vote.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed the information contained above under the heading “Compensation Discussion and Analysis” and has discussed the Compensation Discussion and Analysis with management. Based upon its review and discussions with management, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Benefits Committee

Jerry Schuyler (Chairman)
Darin Holderness
V. Frank Pottow

Summary Compensation Table

The following table sets forth the compensation paid, during or with respect to the years ended December 31, 2018, 2017 and 2016, to our NEOs for services rendered to us:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Harry Quarls(4) Former Executive Chairman	2018	41,346	—		—	250,000	291,346
	2017	95,192	—		840,644	37,500	973,336

John A. Brooks President and Chief Executive Officer	2018	437,500	411,485		—	19,000	867,985
	2017	400,231	300,944		4,386,084	38,800	5,126,059
	2016	385,000	777,200	(5)	—	38,800	1,201,000

Steven A. Hartman Senior Vice President and Chief Financial Officer	2018	283,500	226,317		—	19,000	528,817
	2017	275,000	187,000		573,150	18,400	1,053,550
	2016	285,621	170,000		600,000	31,000	1,086,621

Benjamin A. Mathis(6) Senior Vice President Operations and Engineering	2018	312,512	263,670		440,115	19,000	1,035,297

(1)	Represents the aggregate grant date fair value of time-vested restricted stock units and performance-based restricted stock units granted by the C&B Committee to each NEO in consideration for services rendered to us. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the closing prices of our Common Stock on the dates of grant, in the case of the time-vested restricted stock units, and a Monte Carlo simulation of potential outcomes, in the case of the performance-based restricted stock units. See Note 17 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018.
(2)	Performance-based restricted stock units granted in 2017 are reported in this column based on target level achievement, which was the probable outcome of such conditions on the dates of grant. No performance-based restricted stock units were granted to our NEOs in 2016 or 2018. The grant date values of the performance-based restricted stock units assuming that the highest level of performance conditions will be achieved was as follows:
Name	2017
Quarls	$937,180
Brooks	$4,835,218
Hartman	$629,200
(3)	Includes our matching and other contributions to our NEOs’ 401(k) plan accounts. Additionally, we paid $37,500 in annual retainers to Mr. Quarls in 2017 for his service on our Board prior to his appointment as Executive Chairman in August 2017 and $250,000 to Mr. Quarls in 2018 in consulting fees. Please see “—Employment Contracts-Separation and Consulting Agreement” We contributed the following amounts to the 401(k) plan accounts of our NEOs in 2018:
Name	2018
Quarls	—
Brooks	$19,000
Hartman	$19,000
Mathis	$19,000
(4)	Mr. Quarls was elected Executive Chairman effective August 15, 2017 and retired from employment with the Company on February 28, 2018. The amounts shown above for Mr. Quarls for 2017 reflect amounts paid to him from and after August 15, 2017 in his capacity as Executive Chairman, and prior to such date, in his capacity as a non-employee director of the Company. Amounts shown for 2018 reflect his base salary received for services prior to his retirement and consulting fees paid to him pursuant to his Separation and Consulting Agreement.
(5)	Includes a $500,000 retention bonus paid to Mr. Brooks upon the Company’s emergence from bankruptcy on September 12, 2016.
(6)	Mr. Mathis joined the Company as Vice President, Operations in September 2017 and was promoted to Senior Vice President, Operations and Engineering in August 2018.

Grants of Plan-Based Awards

The following table sets forth information concerning the time-vested restricted stock units granted to Mr. Mathis in 2018 by the C&B Committee. None of our other NEOs received any other grants of plan based awards in 2018.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Benjamin A. Mathis	7/24/2018	5,007	$440,115
(1)	These are awards of time-vested restricted stock units granted under the Incentive Plan.
(2)	The grant date fair value of the time-vested units was calculated using a per share price of $87.90, which was the closing price of our Common Stock on the grant date.

Narrative Discussion of Equity Awards

Time-Vested Restricted Stock Units

We granted time-vested and performance-based restricted stock units to all of our NEOs in 2017. Because these awards represented an accelerated one-time award in lieu of annual grants over a three-year period, we did not make any grants to our NEOs in 2018, except to Mr. Mathis in connection with his promotion to Senior Vice President, Operations and Engineering. In determining the number of units to provide to Mr. Mathis, we considered the volume weighted average price per share of our Common Stock on Nasdaq for the ten trading days preceding the date of grant. These time-vested restricted stock units vest over a four-year period, with one-fourth of each award vesting each January 26 of 2019, 2020, 2021 and 2022, subject to Mr. Mathis’ continuous service with the Company through the applicable vesting date. All time-vested restricted stock units granted to our NEOs provide that payments on such restricted stock units will be made in shares. Upon the occurrence of a change of control, all unvested time-vested restricted stock units will vest as of the date of the change of control. Upon a termination of service by the Company without cause (as defined in the award agreement) or by the officer for good reason (as defined in the award agreement), the next tranche of restricted stock units scheduled to vest will vest as of the date of such termination. Upon an officer’s termination of service by the Company due to the officer’s death or disability (as defined in the award agreement), a pro-rated portion of the restricted stock units will vest as of the date of such termination.

Performance-Based Restricted Stock Units

We granted performance-based restricted stock units to all of our NEOs in 2017. Because these awards represented an accelerated one-time award in lieu of annual grants over a three-year period, we did not make any grants to our NEOs in 2018. The performance-based units vest (if at all) in 1/3 increments ranging from 0% to 200% of the target amount based on the Company’s share price appreciation relative to the share price appreciation of the Dow Jones iShares U.S. Oil & Gas Exploration & Production ETF (the “IEO ETF”) for, with respect to the grants in January of 2017, each of three separate three-year performance periods ended December 31, 2019, December 31, 2020 and December 31, 2021, or with respect to grants in August 2017, ½ increments at the end of each of two separate three-year performance periods ending December 31, 2020 and December 31, 2021, subject to the officer’s continuous service with the Company through the end of each performance period. Upon the occurrence of a change of control, unvested restricted stock units will vest as of the date of the change of control based on the Company’s share price appreciation relative to the IEO ETF for the applicable performance period ending as of the date of the change of control. Upon an NEO’s termination of service by the Company without cause (as defined in the award agreement) or by the officer for good reason (as defined in the award agreement), or due to such NEO’s death or disability (as defined in the award agreement), a pro-rated portion of the restricted stock units will vest as of the date of such termination. For information on the accelerated vesting of certain performance-based restricted stock units granted to Mr. Quarls, see “—Employment Contracts-Separation and Consulting Agreement” below.

The following table sets forth the performance criteria applicable to the performance-based restricted stock units:

	Payout as a Percentage of the Target Restricted Stock Units
Performance Delta(1)	Positive Share Price Appreciation	Negative Share Price Appreciation
30 or Greater	200%	100%
25	180%	90%
20	160%	80%
15	140%	70%
10	120%	60%
0	100%	50%
-5	75%	38%
-10	50%	25%
Less than -10.01	0%	0%
(1)	Equal to the difference between the share price appreciation of the Company and the share price appreciation of the peer group index for the period beginning on the first day of the performance period and ending on the last day of the applicable performance period.

Employment Contracts

The Company currently maintains no employment agreements with any of its executive officers; however, the Company entered into the Separation Agreement with Mr. Quarls in connection with his retirement from the Company in early 2018.

Separation and Consulting Agreement

Mr. Quarls retired from his positions as Executive Chairman and as a director of the Company, effective as of February 28, 2018. In connection therewith, Mr. Quarls entered into the Separation Agreement with the Company pursuant to which Mr. Quarls agreed to provide through the remainder of 2018 certain transition and support services to the Company as reasonably requested by the Board. The Company paid Mr. Quarls a consulting fee of $250,000 for such consulting services. Under the Separation Agreement, Mr. Quarls vested in (i) 12,515 restricted stock units previously granted to him as Chairman of our Board in connection with our emergence from bankruptcy in December of 2016, (ii) 1,891 time-vested restricted stock units previously granted to him in connection with his appointment as our Executive Chairman in August of 2017, and (iii) 1,968 performance-based restricted stock units previously granted to him in connection with his appointment as our Executive Chairman in August of 2017. All other unvested restricted stock units held by Mr. Quarls were forfeited as of February 28, 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each of our NEOs, information regarding outstanding equity awards as of December 31, 2018:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Harry Quarls	—			—

John A. Brooks	22,336	(2)	$1,207,484	27,920	(3)	$1,509,355
	10,668	(4)	$576,712	13,335	(5)	$720,890

Steven A. Hartman	21,254	(6)	$1,148,991	600,000	(3)	600,000	(3)
	4,000	(7)	$216,240	5,000	(3)	$270,300

Benjamin A. Mathis	10,448	(8)	$564,819	13,061	(3)	$706,077
	5,007	(9)	$270,678
(1)	The value of these awards is based on the number of shares reported multiplied by $54.06, the closing price of our Common Stock on December 31, 2018, the last trading day of our fiscal year.
(2)	Of these time-vested restricted stock units, 5,584 vested on January 26, 2019 and 5,584 will vest on January 26 of each of 2020, 2021 and 2022.
(3)	The performance period for one-third of these performance-based restricted stock units will expire on each of December 31, 2019, December 31, 2020 and December 31, 2021. The market value of these performance-based restricted stock units reflect an assumed payout percentage of 100%.
(4)	Of these time-vested restricted stock units, 2,667 vested on January 26, 2019 and 2,667 will vest on January 26 of each of 2020, 2021 and 2022.
(5)	The performance period for one-half of these performance-based restricted stock units will expire on each of December 31, 2020 and December 31, 2021. The market value of these performance-based restricted stock units reflect an assumed payout percentage of 100%.
(6)	All 21,254 restricted stock units will vest on September 12, 2019.
(7)	Of these time-vested restricted stock units, 1,000 vested on January 26, 2019 and 1,000 will vest on January 26 of each of 2020, 2021 and 2022.
(8)	Of these time-vested restricted stock units, 2,612 vested on January 26, 2019 and 2,612 will vest on January 26 of each of 2020, 2021 and 2022.
(9)	Of these time-vested restricted stock units, 1,252 vested on January 26, 2019 and 1,252 will vest on January 26 of each of 2020, 2021 and 2022.

Stock Vested in 2018

The following table sets forth the number of shares of our Common Stock acquired, and the values realized, by our NEOs upon the vesting of time-vested restricted stock units during 2018:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Harry Quarls	18,265	$697,169
John A. Brooks	8,251	$377,071
Steven A. Hartman	22,254	$1,637,412
Benjamin A. Mathis	2,612	$119,368
(1)	Amount is based on the number of shares of restricted stock units vested multiplied by the market value of the underlying shares on the vesting date.

Potential Payments upon Termination or a Change in Control

Our NEOs do not currently have individual agreements providing for severance payments or benefits. Instead, such NEOs participate in the Penn Virginia Corporation 2017 Special Severance Plan (as amended and restated effective July 18, 2018) (the “Severance Plan”). The Severance Plan provides for the following payments and benefits in the event of a termination of employment without “Cause” or resignation for “Good Reason” (each as defined in the Severance Plan) within the six-month period following a “Qualified Liquidity Event”:

•	A lump-sum cash payment in an amount equal to a specified number of weeks of “Base Pay” with Mr. Brooks eligible to receive 130 weeks of Base Pay and the other NEOs eligible to receive 78 weeks of Base Pay. “Base Pay” refers to the base salary or base wages that the executive officer earns during a week, based upon rate of pay in effect for the participant immediately before the participant’s termination of employment, excluding overtime, bonuses, incentive compensation or any other special payments.
•	If the NEO elects continuation coverage under COBRA, continued coverage at the same contribution rate paid by Penn Virginia for active employees for the executive officer and his or her covered dependents following the NEO’s date of termination for the number of weeks indicated above (or such shorter period during which the executive is eligible to receive COBRA coverage).

Additionally, under the Incentive Plan and related award agreements, upon a “Qualified Liquidity Event,” all time-vested restricted stock units issued automatically vest in full and all performance-based restricted stock units will vest anywhere from 0-200% based on the Company’s achievement of the performance criteria through the date of the Qualified Liquidity Event.

A “Qualified Liquidity Event” under our award agreements and the Severance Agreement are generally defined as a sale of at least 40% in total gross fair market value of our assets, the acquisition by a person or group of more than 50%, or 30% under our Severance Agreement, of the voting power of our stock, or certain changes in the composition of our Board.

In addition, under such award agreements, upon an NEO’s termination of employment without Cause (as defined in the Incentive Plan) or resignation for Good Reason (as defined in the Incentive Plan), the executive will vest in the next tranche of time-vested restricted stock units scheduled to vest under the applicable award agreement. Upon an NEO’s termination due to the individual’s death or disability, the executive is to vest in a pro-rated number of time-vested restricted stock units based on the individual’s period of service with the Company during the applicable vesting period.

Under our performance-based restricted stock units, upon an NEO’s termination of employment without Cause, resignation for Good Reason, or due to the individual’s death or disability, the executive will vest in a pro-rata portion of the target number of restricted stock units granted based on the individual’s period of service with the Company during the applicable performance periods.

Estimated Payments

The table below and the discussion that follows reflect the amount of compensation payable to each NEO, other than Mr. Quarls, upon termination from the Company under several scenarios assuming such termination was effective December 31, 2018. For information on the payments actually received by Mr. Quarls in connection with his February 2018 termination, please see “Executive Compensation-Employment Contracts-Separation and Consulting Agreement” above.

Name of Executive Officer	Cash Severance ($)	Accelerated Vesting of Restricted Stock Units (#)	Total Estimated Value of Accelerated Vesting($)(1)	Other Benefits ($)(2)
John A. Brooks
Death or Disability	—	26,028	1,407,054	—
Change in Control	1,094,375	74,259	4,014,442	36,000
Termination by Employee
Without Good Reason or by Company for Cause	—	—	—	—
Termination for Good
Reason or by Company Without Cause	—	27,647	1,494,577	—

Steven A. Hartman
Death or Disability	—	3,540	191,366	—
Change in Control	424,875	30,254	1,635,531	36,000
Termination by Employee
Without Good Reason or by Company for Cause	—	—	—	—
Termination for Good
Reason or by Company Without Cause	—	24,865	1,344,208	—

Benjamin A. Mathis
Death or Disability	—	6,456	349,025	—
Change in Control	495,000	28,517	1,541,629	36,000
Termination by Employee
Without Good Reason or by Company for Cause	—	—	—	—
Termination for Good
Reason or by Company Without Cause	—	8,417	455,000	—
(1)	Reflects value of accelerated vesting of equity grants at $54.06 per share (closing price on December 31, 2018, the last trading day of the fiscal year).
(2)	Includes estimated cost of COBRA continuation coverage.

Compensation Committee Interlocks and Insider Participation

During 2018, Messrs. Schuyler, Holderness and Hanna served on the C&B Committee, all of whom were independent directors at the time of such service. There are no compensation committee interlocks involving members of the Compensation Committee or other directors of the Company.

PAY RATIO DISCLOSURE

The 2018 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2018, other than our CEO, John A. Brooks, was $100,055; Mr. Brooks’ 2018 annual total compensation was $867,985, and the ratio of these amounts was 1-to-8.7.

We selected December 31, 2018 as the date upon which to identify our median compensated employee. On that date, our employee population consisted of 94 employees excluding the CEO. To identify the median compensated employee, we utilized the annual total compensation as reported in Box 1 of each employee’s Form W-2 for 2018 provided to the Internal Revenue Service. We believe this methodology provides a reasonable basis for determining each employee’s total annual compensation and is an economical way to evaluate our employee population’s total annual compensation and to identify our median employee. For the employees hired during 2018, we utilized the annual total compensation reported on each such employee’s Form W-2 for 2018 without annualization adjustments. Once we identified our median employee, we calculated that employee’s annual total compensation for 2018 in the same manner that we determined the total compensation of our NEOs for purposes of the Summary Compensation Table set forth above. This resulted in an annual compensation of $100,055 for the identified employee for the year ended December 31, 2018. The calculation of the total compensation for our CEO is included in the Summary Compensation Table set forth above.

Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records. Because the SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed Grant Thornton as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2019. Shareholders are being asked to ratify the appointment of Grant Thornton at the Annual Meeting under Proposal No. 3. A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit Fees

The following is a summary and description of fees for services provided by Grant Thornton for the years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees(1)	$634,500	$568,767
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$634,500	$568,767
(1)	Audit fees consist of fees for the audit of our consolidated financial statements, reviews of interim financial statements, the audit of our internal control over financial reporting and consents for registration statements.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All services rendered for us by Grant Thornton in 2018 were pre-approved by the Audit Committee.

Audit Committee Report

Under the rules established by the SEC, we are required to provide certain information about the Company’s independent registered public accounting firm and the Company’s financial statements for its most recently ended fiscal year. The Audit Committee of the Board is furnishing the following report in fulfillment of the SEC’s requirements.

As discussed under the heading “Corporate Governance—Committees of the Board—Audit Committee,” the responsibilities of the Audit Committee include recommending that the Company’s financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for the fiscal year ended December 31, 2018. First, the Audit Committee reviewed and discussed with the Company’s management and Grant Thornton, the Company’s independent registered public accounting firm for 2018, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018. Second, the Audit Committee discussed with Grant Thornton the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, or the “PCAOB,” including information regarding the scope and results of the audit. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process. Finally, the Audit Committee received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has also discussed with Grant Thornton its independence. Through its discussions with Grant Thornton and management, including discussions with Grant Thornton and management regarding the financial statements, discussions with Grant Thornton regarding the scope and results of the audit and Grant Thornton’s independence and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2018 Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Darin G. Holderness (Chairman)
Jerry Schuyler
V. Frank Pottow

MISCELLANEOUS

Shareholder Proposals and Nominations

We plan to hold our 2020 Annual Meeting of Shareholders on or about May 4, 2020. Any shareholder who wishes to submit a proposal for consideration at our 2020 Annual Meeting of Shareholders, and who wishes to have such proposal included in our Proxy Statement, must comply with the provisions of Rule 14a-8 of the proxy rules of the SEC and must deliver such proposal in writing to our Corporate Secretary at our principal executive offices in Houston, Texas, not later than November 26, 2019 (based on an anticipated mailing date of March 25, 2020).

Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting of shareholders or to bring other business before an annual meeting (other than matters that have been included in our Proxy Statement for such meeting, including under Rule 14a-8). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Penn Virginia Corporation, Attention: Corporate Secretary, 16285 Park Ten Place, Suite 500, Houston, Texas 77084.

Our Bylaws require that to have a proposal voted upon at the 2020 Annual Meeting of Shareholders, including a proposal relating to nominations for the elections of directors, the proposing shareholder must have delivered in writing to the Company notice of such proposal by the close of business on the tenth day following the day on which notice of the date of the 2020 Annual Meeting is mailed or public announcement of the date of the 2020 Annual Meeting, whichever occurs first, and must include, in addition to any other information required by the Bylaws, the following information: (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (B) with respect to the shareholder giving the notice, (i) the name and address of such shareholder, (ii) the class or series and number of shares of capital stock owned beneficially and of record by such person, (iii) a description of all arrangements or understandings between such shareholder and any other person or entity in connection with the ownership of the capital stock of the Company and the proposal and any material interest of such shareholder in such proposal, (iv) whether such shareholder intends to deliver a form of proxy to other equityholders of the Company of at least the percentage of the Company’s voting shares required to approve the proposal, (v) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to introduce the business specified in the notice and (vi) all other information with respect to such shareholder that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A.

In addition, if you wish to nominate a director for election at our 2020 Annual Meeting of Shareholders, any such nomination must be received by our Corporate Secretary by the close of business on the tenth day following the day on which notice of the date of the 2020 Annual Meeting is mailed or public announcement of the date of the 2020 Annual Meeting, whichever occurs first and must include, in addition to any other information required by the Bylaws, the following information: (A) with respect to the shareholder who intends to make the nomination, (i) the name and address of such shareholder, (ii) the class or series and number of shares of capital stock owned beneficially and of record by such person, (iii) a description of all arrangements or understandings between such shareholder and any other person or entity in connection with the ownership of the capital stock of the Company and any material interest of such shareholder in such nomination, (iv) whether such shareholder intends to deliver a form of proxy to other equityholders of the Company to elect such nominee or nominees, (v) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (vi) all other information that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A, (B) with respect to each proposed nominee, (i) the name, age, business address and residential address of such person, (ii) such person’s principal occupation, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such person and (iv) all other information that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A and (C) a written consent executed by each proposed nominee to the effect that, if elected as a member of the Board, such proposed nominee will serve for such election. Only candidates nominated by shareholders for election as a member of the Board in accordance with the Bylaws provisions will be eligible to be nominated for election as a member of the Board at our 2020 Annual Meeting of Shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of shareholders.

Other Matters

We know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

Annual Report and Form 10-K

We are sending a copy of our 2018 Annual Report to shareholders with the proxy materials. The Annual Report contains a copy of our Annual Reports on Form 10-K and 10-K/A (without exhibits) as filed with the SEC.

We are permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless we have received instructions to the contrary from one or more of the shareholders. We will continue to include a separate proxy card for each registered shareholder account.

We will deliver promptly, upon written or oral request, a separate copy of our 2018 Annual Report or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, Penn Virginia Corporation, 16285 Park Ten Place, Suite 500, Houston, Texas 77084, or call us at (713) 772-6500, if the shareholder (i) wishes to receive a separate copy of our 2018 Annual Report or this Proxy Statement; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.

Notice of Internet Availability of Proxy Materials

Important notice regarding the availability of proxy materials for the Shareholder Meeting to be held on July 31, 2019.

If you wish to attend the meeting in person, you can obtain driving directions to the Omni Hotel at 13210 Katy Freeway in Houston, Texas at www.omnihotels.com/hotels/houston-westside/property-details/directions.

This Proxy Statement, the proxy card and our 2018 Annual Report, including Forms 10-K and 10-K/A, are available at http://www.pennvirginia.com/annualmeeting.

By Order of the Board of Directors

/s/ Katherine Ryan
Katherine Ryan
Corporate Secretary
July 1, 2019

APPENDIX A

PENN VIRGINIA CORPORATION
2019 MANAGEMENT INCENTIVE PLAN

1.   Purpose. The purpose of the Penn Virginia Corporation 2019 Management Incentive Plan is to further align the interests of participants with those of the shareholders by providing incentive compensation opportunities tied to the performance of the Common Stock (as defined below) and by promoting increased ownership of the Common Stock by such individuals. The Plan is also intended to advance the interests of the Company and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

2.   Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Affiliate” shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (within the meaning of the Exchange Act).

“Award” means an award of a Stock Option, Restricted Stock Award, Restricted Stock Unit Award, or Other Award granted under the Plan.

“Award Agreement” means an agreement (including an electronic agreement) entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant, as provided in Section 12.1 hereof.

“Board” means the Board of Directors of the Company.

“Cause” shall have the meaning set forth in Section 10.2(b) hereof.

“Change in Control” means the consummation of a transaction or series of related transactions in which either:

(a)   one Person (or more than one Person acting as a group) acquires beneficial ownership of stock of the Company that, together with the stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(b)   a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(c)   one Person (or more than one Person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company having a total gross fair market value equal to or more than 50% of the total gross fair market value of all the assets of the Company immediately before such acquisition.

“Code” means the United States Internal Revenue Code of 1986, as amended, together with the applicable regulations thereunder.

“Committee” means the Compensation and Benefits Committee of the Board, or such other committee of the Board appointed by the Board to administer the Plan, or the full Board if no such committee is appointed.

“Common Stock” means the common stock of the Company (par value $0.01 per share).

“Company” means Penn Virginia Corporation and any successor thereto.

“Date of Grant” means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

“Eligible Person” means any person who is an employee, director, or consultant of the Company or any of its Subsidiaries.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of Common Stock means, as of a particular date, the fair market value of such share as reasonably determined by the Committee in its good-faith discretion, and to the extent deemed appropriate by the Committee, based upon a recent transaction price per share or third-party valuation of the Common Stock and, to the extent necessary, shall be determined in a manner consistent with Section 409A of the Code; provided that, at any time that the Common Stock is listed on a nationally-recognized securities exchange, the “Fair Market Value” shall be the closing trading price of a share of Common Stock on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported).

“Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code.

“Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

“Other Award” means any right granted pursuant to Section 9 hereof which is (a) not an Award described in Sections 6 through 8 hereof and (b) an Award of Common Stock or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock (including, without limitation, securities convertible into Common Stock), as deemed by the Committee to be consistent with the purposes of the Plan.

“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

“Person” means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, trust, joint venture or other legal entity, or a governmental agency or political subdivision thereof.

“Plan” means the Penn Virginia Corporation 2019 Management Incentive Plan as set forth herein, effective as provided in Section 14.1 hereof and as may be amended and/or restated from time to time.

“Prior Plan” means the Penn Virginia Corporation 2016 Management Incentive Plan.

“Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 7 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.

“Restricted Stock Unit Award” means a grant of a right to receive shares of Common Stock (or other consideration based on the value of shares of Common Stock) to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Service” means a Participant’s service as an employee, director, consultant of the Company or any of its Subsidiaries, as applicable.

“Stock Option” means a grant to an Eligible Person under Section 6 hereof of an option to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, or any other Affiliate of the Company that is so designated, from time to time, by the Committee, during the period of such affiliated status; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.   Administration.

3.1   Committee Members.  The Plan shall be administered by the Committee. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of applicable law and such other limitations as the Committee shall determine. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s proper delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

3.2   Committee Authority.

(a)   Committee Powers and Authority.  Subject to Section 3.2(b), the Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, including those set forth in Section 3.2(b), the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number and type of shares or units subject to each Award, the purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to Section 3.2(b), the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of the Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (1) not materially adverse to the Participant to whom such Award was granted, (2) consented to by such Participant or (3) authorized by Section 4.2 hereof; provided, however, no such action shall permit the term of any Stock Option to be greater than 10 years from its grant date. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as the Committee may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

(b)   Limitations on Committee Powers and Authority.

(1)   Minimum Vesting Period. All Awards granted under the Plan to Eligible Persons other than non-employee directors of the Company shall vest no earlier than one (1) year following the date of grant. All Awards granted under the Plan to non-employee directors of the Company shall vest no earlier than the sooner of one (1) year after the date of grant or the next annual meeting of shareholders (provided that such annual meetings are at least fifty (50) weeks apart). Notwithstanding the foregoing, (A) the Committee may permit acceleration of the vesting of an Award in the event of a Participant’s death or disability or upon a Change in Control and (B) the Committee may grant Awards covering up to five percent (5%) of the total number of shares of Common Stock authorized for issuance under Section 4.1 of the Plan that are not subject to such minimum vesting periods.

(2)   No Stock Option Repricing. Subject to Section 4.2, the Committee shall not, without the approval of the shareholders of the Company: (A) lower the exercise price of a Stock Option after it is granted, (B) cancel a Stock Option that is out-of-the money in exchange for cash or another Award, (C) cancel a Stock Option in exchange for another Stock Option with a lower exercise price, or (D) take any other action with respect to a Stock Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the shares of Common Stock are traded.

(3)   Limitation on Director Awards. The aggregate dollar value of equity-based awards (based on the grant date Fair Market Value of such awards) granted under this Plan or otherwise during any calendar year to a non-employee director, taken together with any cash fees paid during such calendar year to such non-employee director, in respect of the non-employee director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $300,000; provided, however, that in any calendar year in which a non-employee director first joins the Board or serves as Chairman of the Board, the maximum aggregate dollar value of equity-based and cash compensation provided to the non-employee director for services as a director may be up to $500,000.

3.3   Liability & Indemnification. The members of the Committee and its designees shall not be liable for any action or determination made in good faith with respect to the Plan or any Award issued hereunder. The Company will indemnify and defend the members of the Committee and its designees to the maximum extent permitted by law for all actions taken on behalf of the Company with respect to the Plan.

4.   Shares Subject to the Plan.

4.1   Number of Shares Reserved.  Subject to adjustment pursuant to Section 4.2 hereof, the aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 675,000 plus (a) any shares of Common Stock that remain available for grant under the Prior Plan as of the Effective Date and (b) any shares of Common Stock subject to outstanding awards under the Prior Plan as of the Effective Date (such outstanding awards the “Prior Plan Awards”) that on or after the Effective Date are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash. The aggregate number of shares of Common Stock with respect to which Incentive Stock Options may be granted shall be 675,000.

4.2   Adjustments.  If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary cash or stock dividend, stock split, reverse stock split, or other distribution or payment with respect to the shares of Common Stock or any merger, reorganization, consolidation, combination, spin-off, or other similar corporate change, or any other change affecting the Common Stock the Committee shall, in the manner and to the extent it considers in good faith to be equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made to (a) the number and kind of shares or units subject to Awards under the Plan pursuant to Section 4.1 hereof, (b) the number and kind of shares of Common Stock or other rights (including, without limitation, cancellation of the awards in exchange for a cash payment or awarding cash payments to holders of such Awards) subject to then outstanding Awards, (c) the exercise price or base price for each share or other right subject to then outstanding Awards, and (d) any other terms of an Award that are affected by the event or change. Notwithstanding the foregoing, (i) any such adjustments shall, to the extent necessary, be made in a manner consistent with the requirements of Section 409A of the Code, and (ii) in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

4.3   Availability of Certain Shares; Share Counting.  Any shares of Common Stock covered by an Award granted under the Plan shall not be counted against the limit set forth in Section 4.1 above unless and until such shares are actually issued and delivered to a Participant and, therefore, the total number of shares of Common Stock available under the Plan as of a given date shall not be reduced by shares of Common Stock relating to previously granted Awards that (in whole or in part) have expired or have been forfeited or cancelled, or which have been settled in cash, and any shares of Common Stock that were covered by such expired, forfeited, cancelled or cash-settled Award will remain available for issuance hereunder. Shares of Common Stock purchased by Participants for Fair Market Value and shares of Common Stock not issued or delivered as a result of the net settlement of or the payment of the withholding taxes on an outstanding Award (other than a Stock Option) shall again be made available for delivery to Participants under the Plan and shall not be counted against the limit set forth in Section 4.1 above. Notwithstanding the foregoing, the following shares of Common Stock shall not be made available for issuance to Participants under the Plan and shall be counted against the limit set forth in Section 4.1 above: (a) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Stock Option, (b) shares of Common Stock used to pay the exercise price or withholding taxes related to a Stock Option, and (c) shares of Common Stock repurchased by the Company using proceeds realized by the Company in connection with a Participant’s exercise of a Stock Option.

5.   Eligibility and Awards.  Any Eligible Person may be selected by the Committee to receive an Award and become a Participant under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of shares of Common Stock subject to Awards to be granted and the terms and conditions of such Awards consistent with the terms of the Plan. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

6.   Stock Options.

6.1   Grant of Stock Options.  A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.6 hereof and Section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

6.2   Exercise Price.  The exercise price per share of a Stock Option shall not be less than 100% of the Fair Market Value of the shares of Common Stock on the Date of Grant. The Committee may, in its discretion, specify for any Stock Option an exercise price per share that is higher than the Fair Market Value on the Date of Grant.

6.3   Vesting of Stock Options.  Subject to Section 3.2(b)(i), the Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant, on the attainment of specified performance goals or on such other terms and conditions as approved by the Committee in its discretion. The vesting and exercisability of a Stock Option may be accelerated by, and may be dependent upon, in whole or in part, the occurrence of a Change in Control.

6.4   Term of Stock Options.  The Committee shall, in its discretion, prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided, however, that the maximum term of a Stock Option shall be ten years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary.

6.5   Stock Option Exercise; Tax Withholding.  Subject to such terms and conditions as specified in an Award Agreement, a vested Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price therefore, provided that arrangements satisfactory to the Company have been made with respect to any applicable withholding tax, pursuant to Section 13.4 hereof. Payment of the exercise price shall be made in one or more of the following forms of payment at the election of the Participant: (a) in cash or by cash equivalent acceptable to the Committee, (b) to the extent permitted by the Committee in its discretion, in shares of Common Stock, valued at the Fair Market Value of such shares on the date of exercise, (c) to the extent permitted by the Committee in its discretion, by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Stock Option with a Fair Market Value equal to the aggregate exercise price of such Stock Option at the time of exercise, (d) by a combination of the foregoing methods, or (e) by such other method as may be approved by the Committee or set forth in the Award Agreement.

6.6   No Rights as Shareholder.  Unless and until shares of Common Stock underlying a Stock Option are actually issued to the Participant upon exercise of the Stock Option, the Participant shall have no rights of a shareholder with respect to the shares granted to the Participant under the Stock Option, including but not limited to the right to vote the shares or receive dividends or other distributions or amounts accrued, paid or made with respect thereto.

6.7   Additional Rules for Incentive Stock Options.

(a)   Eligibility.  An Incentive Stock Option may be granted only to an Eligible Person who is considered an employee for purposes of Treasury Regulation §1.421-7(h) with respect to the Company or any Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.

(b)   Annual Limits.  No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of Common Stock with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any subsidiary or parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking stock options into account in the order in which they were granted.

(c)   Termination of Employment.  An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than three months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one year following a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.

(d)   Other Terms and Conditions; Nontransferability.  Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. An Award Agreement for an Incentive Stock Option may provide that such Stock Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to “incentive stock options” under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(e)   Disqualifying Dispositions.  If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

7.   Restricted Stock Awards.

7.1   Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award.

7.2   Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement in accordance with the restrictions of Section 3.2(b)(i) hereof. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant, on the attainment of specified performance goals or on such other terms and conditions as approved by the Committee in its discretion. The vesting of a Restricted Stock Award may be accelerated by, and may be dependent upon, in whole or in part, the occurrence of a Change in Control.

7.3   Rights as Shareholder. Subject to the foregoing provisions of the Plan and the applicable Award Agreement, unless otherwise prohibited by applicable law or determined by the Committee, the Participant shall have the rights of a shareholder with respect to the shares granted to the Participant under a Restricted Stock Award, including but not limited to the right to vote the shares and receive all dividends in respect of shares and other distributions paid or made with respect thereto. Notwithstanding the foregoing, any dividends or distributions declared or paid with respect to such Restricted Stock Award prior to the vesting of such Award shall be (a) accrued or (b) reinvested in additional shares of Common Stock (which may thereafter accrue additional dividends). Any such reinvestment shall be at the Fair Market Value at the time thereof and subject to the same terms as the underlying Award. Accrued dividends shall be paid as soon as practicable following vesting of the Restricted Stock Award and may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments.

7.4   Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall reasonably promptly provide a copy to the Company. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

8.   Restricted Stock Unit Awards.

8.1   Grant of Restricted Stock Unit Awards. A Restricted Stock Unit Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Unit Award.

8.2   Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock or their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Committee and contained in the Award Agreement.

8.3   Vesting Requirements. The restrictions or conditions imposed on shares granted under a Restricted Stock Unit Award shall lapse in accordance with the vesting requirements specified by the Committee in the applicable Award Agreement in accordance with the restrictions of Section 3.2(b)(i) hereof. The requirements for vesting of a Restricted Stock Unit Award may be based on the continued Service of the Participant, on the attainment of specified performance goals or on such other terms and conditions as approved by the Committee in its discretion. The vesting and/or settlement of a Restricted Stock Unit Award may be accelerated by, and may be dependent upon, in whole or in part, the occurrence of a Change in Control. At the time of the grant of a Restricted Stock Unit Award, the Committee, as it deems appropriate, may impose such restrictions or conditions that delay the settlement of a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award, subject to Section 409A of the Code.

8.4   No Rights as Shareholder. Unless and until shares of Common Stock underlying a Restricted Stock Unit Award are actually delivered to the Participant upon settlement of the Restricted Stock Unit Award, the Participant shall have no rights of a shareholder with respect to the shares granted to the Participant under a Restricted Stock Unit Award, including but not limited to the right to vote the shares or receive dividends or other distributions or amounts accrued, paid or made with respect thereto.

8.5   Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Committee and contained in the applicable Award Agreement. At the sole discretion of the Committee, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Committee. Any such dividend equivalents (including but not limited to any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents) will be subject to all of the same terms and conditions of the underlying Award Agreement to which they relate, including, without limitation, with respect to the vesting and settlement thereof.

9.   Other Awards. An Other Award may be granted to any Eligible Person selected by the Committee. Subject to the terms of the Plan, the Committee will determine the terms and conditions of any such Other Award, including but not limited to the price, if any, at which securities may be purchased pursuant to any Other Award granted under the Plan, and any applicable vesting, settlement and payment terms.

10.   Forfeiture Events.

10.1   General. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment (including, without limitation, repayment to the Company of any gain related to the Award), or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee, upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of the Participant’s Service for Cause, the Participant’s violation of material Company policies or breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant. In addition, notwithstanding anything in the Plan to the contrary, any Award Agreement may also provide for the reduction, cancellation, forfeiture or recoupment of an Award (including, without limitation, repayment to the Company of any gain related to the Award), or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Common Stock may be traded or under any clawback or similar policy adopted by the Company.

10.2   Termination for Cause.

(a)   General. Unless otherwise set forth in an Award Agreement or a written employment agreement between a Participant and the Company, if applicable, if a Participant’s employment with the Company or any Subsidiary shall be terminated for Cause, such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture and/or recoupment. The Company shall have the power, subject to Section 10.2(b), to determine whether the Participant has been terminated for Cause and the date upon which such termination for Cause occurs. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which is reasonably likely to constitute the basis for a termination of such Participant’s employment for Cause, the Company may suspend for up to 30 days the Participant’s rights to exercise any option, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act has been committed which is reasonably likely to constitute the basis for a termination for Cause as provided in this Section 10.2, but, in each case, only to the extent that such action would not result in an acceleration of income or imposition of a tax under Section 409A of the Code. If, subsequent to a Participant’s voluntary termination of employment or involuntary termination of employment without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, the Committee may deem such Participant’s employment to have been terminated for Cause.

(b)   Definition of “Cause”. For purposes of the Plan and determining the treatment of Awards granted thereunder, unless otherwise provided in an applicable Award Agreement or as set forth in a written employment agreement between a Participant and the Company, “Cause” shall mean: (1) material dishonesty, which is not the result of an inadvertent or innocent mistake, of the Participant with respect to the Company or any Affiliate; (2) willful misfeasance or nonfeasance of duty by the Participant that is or may be injurious to the Company or any Affiliate, or the reputation, business, or business relationships of the Company or any Affiliate, or any of their respective officers, directors, or employees; (3) material violation by the Participant of his or her employment agreement; (4) conviction of the Participant of any felony, any crime involving moral turpitude or any other crime (other than a minor vehicular offense) which could reflect in some material fashion unfavorably upon the Company or any Affiliate; (5) any refusal by the Participant to obey the lawful orders of the Board or any other person to whom the Participant reports or (6) the Participant’s (A) failure to perform any of his or her fiduciary duties to the Company or any Affiliate, (B) failure to make full disclosure to the Company or any Affiliate of all business opportunities pertaining to their business, (C) acting for his or her own benefit concerning the subject matter of his or her fiduciary relationship with the Company or any Affiliate, or (D) taking any action which he or she knows or should reasonably know would not comply with the law as applicable to his or her employment, including but not limited to the United States Foreign Corrupt Practices Act. No act or failure to act by the Participant shall be considered “willful” if such act is done by the Participant in the good faith belief that such act is or was to be beneficial to the Company and its Affiliates, or such failure to act is due to the Participant’s good faith belief that such action would be materially harmful to the Company and its Affiliates.

11.   Restrictions on Transfer. Except as provided below, no Award and no shares of Common Stock subject to Awards that have not been issued or as to which any applicable restriction or performance period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (a) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (b) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (a), (c) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (a) are the only partners, members or shareholders, (d) for charitable donations or (e) pursuant to a domestic relations order entered or approved by a court of competent jurisdiction; provided, that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; provided, further, that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted by the Committee under this Section 11. For the avoidance of doubt, in no event will any Award be transferrable by a Participant in exchange for value.

12.   General Provisions.

12.1   Award Agreement. An Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock subject to the Award, the purchase price of the Award (if any), the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of a Change in Control and a termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement.

12.2   Determinations of Service. Subject to applicable law, including without limitation Section 409A of the Code, the Committee shall, in good faith, make all determinations relating to the Service of a Participant with the Company or any Subsidiary in connection with an Award, including, without limitation, with respect to the continuation, suspension or termination of such Service. A Participant’s Service shall not be deemed terminated if the Committee determines that (a) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a termination of Service, (b) the Participant transfers between service as an employee and service as a consultant or other personal service provider (or vice versa), or (c) the Participant transfers between service as an employee and that of a non-employee director (or vice versa). The Committee may determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Service for purposes of any affected Awards.

12.3   No Right to Employment or Continued Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or a Participant for any reason at any time.

12.4   Rights as Shareholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.2 hereof, no adjustment or other provision shall be made for dividends or other shareholder or security holder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights. For the avoidance of doubt, although they may accrue, no dividends or dividend equivalent rights shall be paid on any unvested Award under the Plan. The Committee may determine, in its discretion, the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that any certificates or other evidence of ownership be held in escrow by the Company for any shares of Common Stock or cause the shares to be legended in order to comply with the securities laws, the restrictions arising under the Plan or other applicable restrictions. Should the shares of Common Stock be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the shares of Common Stock as the Committee reasonably considers necessary or advisable.

12.5   Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a

Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

12.6   Plan Binding on Transferees. The Plan shall be binding upon the Company, its successors, transferees and assigns, and the Participant, the Participant’s executor, administrator and Permitted Assignees and beneficiaries.

12.7   Additional Restrictions. In the event of a Change in Control or similar corporate event or a change in capital structure, any Awards that vest or become payable as a result of or in connection with the applicable event or circumstances may be subject to the same terms and conditions applicable to the proceeds realized by the Company or its shareholders in connection therewith (including, without limitation, payment timing and any escrows, indemnities, payment contingencies or holdbacks), as determined by the Committee in its sole discretion, subject to compliance with Section 409A of the Code.

13.   Legal Compliance.

13.1   Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. The Committee may in good faith impose such conditions on any shares of Common Stock issuable under the Plan as a result of restrictions under the Securities Act or under the requirements of any exchange upon which such shares of the same class are then listed or of any regulatory agency having jurisdiction over the Company, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to make customary representations and warranties at the time of issuance or transfer, including, without limitation, that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares. Certificates representing Common Stock acquired pursuant to an Award may bear such legends as the Committee may consider appropriate under the circumstances.

13.2   Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

13.3   Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated service with the Company for purposes of any payments under the Plan which are subject to Section 409A of the Code until the Participant has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. If any payment or benefit provided to a Participant in connection with his or her separation from service is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Participant is determined to be a “specified employee” as defined in Section 409A of the Code, then such payment or benefit shall not be paid until the day following the six-month anniversary of the separation from service or, if earlier, on the Participant’s date of death. The Company makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A of the Code. In no event whatsoever shall the Company or any of its Subsidiaries or Affiliates be liable for any tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or otherwise, or any damages for failing to comply with Section 409A of the Code.

13.4   Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges permitted by law to be paid by the Participant or withheld from an Award or an amount paid in satisfaction of an Award. Any withholdings shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. In addition to the methods described in the Plan, the Award Agreement may specify the manner in which the withholding or other tax-related obligation shall be satisfied with respect to the particular type of Award. Without limiting the foregoing, if the Company or any Subsidiary reasonably determines that under the requirements of applicable taxation laws or regulations of any applicable governmental authority it is obliged or permitted to withhold for remittance to a taxing authority any amount upon the grant, vesting, or exercise of an Award, the other disposition or deemed disposition by a Participant of an Award or any Common Stock or the provision of any other benefit under the Plan and if the Participant does not provide notice of the applicable withholding method from items (a) through (d) below, the Company or any of its Subsidiaries, may take any steps it considers reasonably necessary in the circumstances in connection therewith, including, without limiting the generality of the foregoing:

(a)   requiring the Participant to pay the Company or any of its Subsidiaries such amount as the Company or any of its Subsidiaries is obliged to remit to such taxing authority in respect thereof, with any such payment, in any event, being due no later than the date as of which any such amount first becomes included in the gross income of the Participant for tax purposes;

(b)   to the extent permitted, and subject to rules established by, the Committee, issuing any Common Stock issued pursuant to an Award to an agent on behalf of the Participant and directing the agent to sell a sufficient number of such shares on behalf of the Participant to satisfy the amount of any such withholding obligation, with the agent paying the proceeds of any such sale to the Company or any of its Subsidiaries for this purpose;

(c)   to the extent permitted, and subject to the rules established by, the Committee, withholding from the Common Stock otherwise issuable pursuant to the exercise or settlement of an Award a number of shares of Common Stock sufficient to satisfy the amount of any such withholding obligation; or

(d)   to the extent permitted by law and consistent with Section 409A of the Code, deducting the amount of any such withholding obligation from any payment of any kind otherwise due to the Participant.

13.5   No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee nor any other person make any commitment or guarantee that any Federal, state, local or foreign tax treatment will apply or be available to any Participant or any other person hereunder.

13.6   Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

13.7   Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the Commonwealth of Virginia, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

14.   Term; Amendment and Termination.

14.1   Term. The Plan was approved by the Board on June 17, 2019 and shall become effective on the date the Plan is approved by the Company’s shareholders (the “Effective Date”). Subject to earlier termination as provided in Section 14.2 hereof, no new Awards may be granted under the Plan on or after June 17, 2029; provided, however, that Awards outstanding on such date shall remain subject to the terms of the Plan and any applicable Award Agreement.

14.2   Amendment and Termination. The Board may from time to time and in any respect, amend, modify, suspend or terminate the Plan or any Award or Award Agreement hereunder. Notwithstanding the foregoing, no amendment, modification, suspension or termination shall materially and adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. For purposes of this Section 14.2, any action of the Board or the Committee that in any way alters or affects the tax treatment of any award or that the Board determines is necessary to prevent an award from being subject to tax under Section 409A of the Code shall not be considered to materially or adversely affect any Award.

VOTE BY INTERNET - www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 John A. Brooks   02 Darin G. Holderness   03 V. Frank Pottow   04 Jerry Schuyler   05 Brian Steck

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

0000425891_1   R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, and 10K/A is/are available at www.proxyvote.com

PENN VIRGINIA CORPORATION
Annual Meeting of Shareholders
July 31, 2019 11:00 a.m CDT

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John A. Brooks and Ben A. Mathis as Proxies, and each or either of them, with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Penn Virginia Corporation held of record by the undersigned on June 25, 2019, at the Annual Meeting of Shareholders to be held at the Omni Hotel at 13210 Katy Freeway, Houston, Texas at 11:00 a.m Central time on July 31, 2019, or at any adjournment thereof.

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted "FOR" all nominees listed in proposal 1, "For" and proposals 2, 3 and 4 in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000425891_2 R1.0.1.18